EXHIBIT 20.2


                         MDSI MOBILE DATA SOLUTIONS INC.







                                 [COMPANY LOGO]





================================================================================

                                    CANADIAN
                             ANNUAL STATUTORY REPORT

                             Management's Discussion
               and Analysis of Financial Condition and Results of
                 Operations o Consolidated Financial Statements

================================================================================




                                      2001

TABLE OF CONTENTS
================================================================================



MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS.............................3

FINANCIAL STATEMENTS
    MANAGEMENT'S RESPONSIBILITY..............................................16

    AUDITORS' REPORT.........................................................17

    CONSOLIDATED BALANCE SHEETS..............................................18

    CONSOLIDATED STATEMENTS OF OPERATIONS....................................19

    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY...............20

    CONSOLIDATED STATEMENTS OF CASH FLOWS....................................21

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS...............................23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
================================================================================


Unless otherwise noted, all financial information in this report is expressed in the company's functional currency, United States dollars.


OVERVIEW

MDSI develops, markets, implements and supports mobile workforce management and wireless connectivity software for use by a wide variety of companies that have substantial mobile workforces, such as utilities, telecommunications and, cable/broadband companies. MDSI's products are used by such companies in conjunction with public and private wireless data communications networks to provide comprehensive solutions for the automation of business processes associated with the scheduling, dispatching and management of a mobile workforce. The Company's products are designed to provide a cost-effective method for companies with mobile workers to utilize data communications to communicate with such workers, and for such workers to interface on a real-time basis with their corporate information systems. MDSI also provides hosting and related professional services.

The Company's revenue is derived from (i) software and services, consisting of the licensing of software and provision of related services, including project management, installation, integration, customization and training; (ii) hosting and information technology services such as the provision of consulting services, the provision of application services, and provision of online service management solutions; (iii) third party products and services, consisting of the provision of non-MDSI products and services as part of the total contract and
(iv) maintenance and support, consisting of the provision of after-sale support services as well as hourly, annual or extended maintenance contracts.


Restructuring

The Company believes that economic conditions and trends have adversely affected and may continue to affect levels of capital spending by companies in a variety of industries, including companies in the vertical markets that the Company serves. The current excess supply of capacity in the telecommunications industry has adversely affected the financial condition of many telecommunications companies worldwide. In addition, economic conditions and developments in the energy markets have had an adverse effect on the financial condition of energy and utility companies in certain geographic areas of North America. The Company believes that these and other factors have adversely affected demand for products and services offered by the Company, as certain prospective and existing customers have delayed or deferred purchasing decisions or have sought to terminate existing contracts for the Company's products and services. The Company believes that these factors will continue to affect demand for the Company's products and services in 2002, particularly software and services.

Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts. In order to address the uncertainties caused by these economic trends, MDSI announced in March 2001 its intention to reduce its operating expenses through workforce reductions and other measures. These measures have been gradually implemented with incremental reductions in costs each quarter, and are expected to result in an estimated $2.9 million in cost reductions per quarter by the end of 2002. The Company had previously announced that it expected to fully realize the savings from its restructuring by the end of the first quarter of 2002; however, due to delays in the disposition of the Company's public safety operations, the Company expects that it will now reach its cost reduction goal by the end of 2002. A majority of the savings are expected to be realized by reduced salary and payroll costs, and the remaining savings are expected to be realized from the subleasing of excess space, and a reduction in discretionary spending. To date the Company has realized quarterly savings of approximately $2.5 million, which represents the reduction in the Company's quarterly expenses from the first quarter of 2001 to the first quarter of 2002. The Company expects that the remaining $0.4 million will be realized through the wind down or sale of the Company's public safety group, and through regular attrition in the rest of the organization. There can be no assurance that the reduction in work force and related restructuring efforts will result in the anticipated cost reductions or that the work force reductions and other measures will not have a material adverse affect on the Company's business operations.

In connection with this restructuring, on March 30, 2001, MDSI terminated 34 employee and contractor positions in Canada and the United States. On May 11, 2001, the Company continued the restructuring by announcing the elimination of an additional 115 positions, which in combination with the workforce reductions of March 30, 2001 amounted to approximately 25% of MDSI's staff as of March 30, 2001. The Company recorded a one-time charge of $1.2 million in the first quarter of 2001 relating to the workforce reductions, and leasing of excess office space. The Company also recorded an additional charge of approximately $4.9 million in the second quarter of 2001 relating to elimination of 115 positions, leasing of excess office space, and fixed asset write-downs announced on May 11, 2001. A breakdown of the nature of the charges and the costs incurred to date is as follows:


                                                                 Total Restructuring Charge
                                                                 --------------------------
    Workforce reduction                                                  $3,375,000
    Provision for excess office space                                     1,861,000
    Non cash writedown of capital assets                                    563,780
    Other                                                                   306,147
                                                                 --------------------------
    Total restructuring charges                                           6,105,927
    Cumulative draw-downs                                                (2,972,267)
                                                                 --------------------------
    Accrued restructuring charges as December 31, 2001                   $3,133,660
                                                                 ==========================

For the year ended December 31, 2001, the Company recorded a total of $6.1 million in restructuring charges, taken in connection with a corporate reorganization designed to reduce the Company's operating costs and increase efficiency by rationalizing staffing levels and modifying staff reporting relationships.

Workforce reduction charges of $3.4 million were taken relating to severance and continued benefits for the elimination of 149 positions across all operating departments and segments of the organization. As of December 31, 2001, the provision balance has been drawn down by cash payments of approximately $2.0 million. The remaining provision of $1.4 million is for terminated employees receiving payments over time, or existing employees notified of their termination to occur at a future date, and is expected to be utilized by the second half of 2002.

The provision for excess office space of $1.9 million for the year ended December 31, 2001, relates to surplus office space under long term lease by the Company at two locations, one of which the Company has entered into fixed cost lease arrangements expiring in 2004. The Company has incurred approximately $0.4 million of cash costs relating to this provision leaving an accrual of $1.5 million remaining as at December 31, 2001. The Company expects that the charge will be fully drawn down not later than the time the lease expires in the fourth quarter of 2004.

Due to the elimination of 149 positions, certain capital assets belonging to the Company have been declared surplus and a charge of $0.6 million has been recorded to reflect the difference between the previous carrying value and the estimated fair market value, net of disposal costs. As at December 31, 2001, the full amount of the charge has been applied to the assets to value them at their estimated net realizable value. These assets are expected to be disposed of by the end of 2002.

The Company has recorded a $0.3 million charge for the year ended December 31, 2001 for other items including, costs of outplacement services, and legal and consulting fees related to the restructuring. As at December 31, 2001, the Company has incurred cash costs of approximately $0.1 million in connection with these charges, leaving a provision of $0.2 million. The Company expects to fully draw down this provision by the end of the second quarter of 2002.

Field Service Business

The implementation of a complete mobile data solution requires a wireless data communications network, mobile computing devices integrated with wireless data communication modems, host computer equipment, industry specific application software such as MDSI's Advantex products, wireless connectivity software and a variety of services to manage and install these components, integrate them with an organization's existing computer systems and configure or customize the software to meet customer requirements. Frequently, in the Company's larger contracts only a limited number of the mobile computing devices and in-vehicle equipment are installed initially, with the balance implemented over a rollout period that may extend up to one year or more. Where increases in mobile work forces require or where additional departments of mobile workers are added, additional mobile computing devices may be installed.

Revenue for software and services has historically accounted for a substantial portion of the Company's revenue. Typically, the Company enters into a fixed price contract with a customer for the licensing of selected software products and the provision of specific services that are generally performed within six to twelve months. Pricing for these contracts includes license fees as well as a fee for professional services. The Company generally recognizes total revenue for software and services associated with a contract using a percentage of completion method based on the total costs incurred over the total estimated costs to complete the contract.

The Company's customers typically enter into ongoing maintenance agreements that provide for maintenance and technical support services for a period commencing after expiration of the initial warranty period. Maintenance agreements typically have a term of one to three years and are invoiced either annually or monthly. Revenue for these services is recognized ratably over the term of the contract.

The Company is periodically required to provide, in addition to MDSI products and services, certain third party products, such as host computer hardware and operating system software, and mobile computing devices. The Company recognizes revenue on the supply of third party hardware upon transfer of title to the customer. The Company recognizes revenue on the supply of third party services using a percentage of completion method based on the costs incurred over the total estimated cost to complete the third party services contract.

The Company will periodically supply third party products and services to customers where it is successful in selling its own products and services. There can be no assurance, however, that any contracts entered into by the Company to supply third party software and products in the future will represent a substantial portion of revenue in any future period. Since the revenue generated from the supply of third party products and services may represent a significant portion of certain contracts and the installation and rollout of third party products is generally at the discretion of the customer, the Company may, depending on the level of third party products and services provided during a period, experience large fluctuations in revenue.

During 2001, MDSI decided not to continue pursuing opportunities in the public safety market of its field service segment. These opportunities consisted of federal, state and local agencies that provide police, fire, medical and other emergency services. The Company had installed solutions for a limited number of customers, and the market has not represented a material portion of MDSI's revenues. The Company is currently in the process of evaluating alternatives for this business, including divestiture and wind down of operations. The Company expects to complete the process in the second half of 2002.

The Company's revenue is dependent, in large part, on significant contracts from a limited number of customers. As a result, any substantial delay in the Company's completion of a contract, the inability of the Company to obtain new contracts or the cancellation of an existing contract by a customer could have a material adverse effect on the Company's results of operations. Some of the Company's contracts are cancelable upon notice by the customer. The loss of certain contracts could have a material adverse effect on the Company's business, financial condition, operating results and cash flows. As a result of these and other factors, the Company's results of operations have fluctuated in the past and may continue to fluctuate from period-to-period.


Hosting and Information Technology (IT) Services (formerly e-Business)

During the year ended December 31, 2001 the Company realigned its internal structure. As a result of this realignment, the Company now considers its Advantex ASP product line part of its Field Service segment, and has renamed the segment previously know as "e-Business", to "Hosting and IT Services" to better reflect the nature of the business activity in this segment.

The Company's Hosting and IT Services operations provide advanced application hosting for many third party solutions including advanced e-commerce Web sites and the Lotus family of advanced collaboration and distance learning applications. The Company's Hosting and IT Services operations can also outsource a customer's networking needs and provide management of its office LAN/WAN and Internet connections. The Company's Hosting and IT Services facilities and staff provide the physical environment and engineering support necessary to keep these technologies operating effectively. The Company also provides a variety of IT consulting services, including application development, system and network engineering, and various operations support services, such as help desk support, data center management and network management.

As part of its Hosting and IT Services operations, the Company launched its eService Manager TM product in the fourth quarter of 2000. The eService Manager application enables consumers to book appointments with service providers online and allows the service provider's call-takers to schedule appointments in response to orders by consumers via the telephone. To date the Company has not generated material revenues from fees associated with its eService Manager scheduling solution and the Company has announced that in the interest of controlling costs, it would not expend additional resources to develop further functionality for this product. There can be no assurance that the product will generate material revenues in future periods.

As a result of the Company's strategy to focus on its mobile workforce management operations, the Company is currently evaluating strategic alternatives with respect to its Hosting and IT Services business. The Company currently expects to make a decision regarding this business unit by the second half of 2002.


Effects of Acquisitions

On June 1, 2000 the Company acquired all of the issued and outstanding shares of Connectria Corporation ("Connectria"), a privately held company based in St. Louis Missouri, which operates as an application service provider and provider of online service management solutions for service companies. The Company issued 845,316 common shares, and 583,037 employee stock options in exchange for all of the outstanding stock and options of Connectria. The transaction is accounted for under the purchase method of accounting and accordingly the purchase price of $29,579,300 plus acquisition costs of $1,220,028 were allocated to the fair value of the net assets acquired. The results of Connectria have been consolidated with the Company as of the date of acquisition. During the year ended December 31, 2001, as a result of the Company's change in focus and poor forecasted and historical results in Connectria's business, the Company recorded a charge of $22,089,773 to reflect the impairment of the Goodwill and Intellectual property that resulted from the acquisition of Connectria.

The Company has a limited history of operations on a combined basis with Connectria. In addition, since the acquisition of Connectria, the Company has restructured certain aspects of this operation. As a result, the financial information presented in this Annual Report is not indicative of the results that would have been obtained had the acquisitions occurred prior to the commencement of the periods covered herein, and such information should not be relied upon as an indication of future performance.


Disposition of Transportation Business Unit

In February 1999, the Company's Board of Directors approved a plan to dispose of the delivery segment of its business ("Transportation Business Unit"). Effective June 1, 1999, the Company completed the sale of the Transportation Business Unit to Digital Dispatch Systems, Inc. ("DDS"), a supplier of dispatch systems to the taxi market for proceeds of $3,805,746. The proceeds were comprised of common shares of DDS, representing an 11% interest in DDS, and a promissory note in the principal amount of $331,455 ($500,000 CDN), due January 1, 2001, bearing interest at 8% per annum. During the year ended December 31, 2000, DDS exercised its option to buyback the DDS shares that MDSI received as compensation on the sale of the Transportation Business Unit. Proceeds on sale of the DDS shares were $3,273,392. The note, with interest, was paid in the first quarter of 2001.

Under the terms of the agreement between the Company and DDS, the Company retained certain assets and liabilities of the discontinued operations. The
Company liquidated all remaining assets and liabilities relating to the Transportation Business Unit as of the second quarter of 2001.

As a result of the Company's disposal of its Transportation Business Unit, the Transportation Business Unit has been classified as a discontinued operation and the results of operation, financial position and cash flow for this segment have been segregated from those of continuing operations. The following discussion and analysis of the Company's results of operations excludes the Transportation Business Unit for the current and corresponding prior periods.


RECENT ACCOUNTING PRONOUNCEMENTS

In July of 2001 the Canadian  Institute of Chartered  Accountants  (CICA) issued section 3062, "Goodwill and Other Intangible Assets." At the same time, the CICA issued section 1581 "Business Combinations." The "Business Combinations" section addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. The "Goodwill and Other Intangible Asset" section addresses the continuing measurement and valuation of intangible assets and goodwill. These standards require all future business combinations to be accounted for using the purchase method of accounting. Goodwill will no longer be amortized but instead will be subject to impairment tests. The Company is required to adopt these sections on a prospective basis as of January 1, 2002, however, certain provisions of these new Standards may also apply to any acquisitions concluded subsequent to June 30, 2001. The Company does not expect any immediate impact on the financial statement as a result of adopting these standards.

In December 2001, the CICA issued Handbook section 3870 "Stock-Based Compensation and Other Stock-Based Payments". The new section sets out a fair value based method for the recognition, measurement and disclosure of certain stock-based compensation and other stock-based payments made in exchange for goods and services. The new Handbook section applies to fiscal periods beginning on or after January 1, 2002, and the impact on adoption is not expected to be material to the Company.

The CICA recently amended section 1650, "Foreign Currency Translation", to eliminate the deferral and amortization method for unrealized translation gains and losses on non-current monetary assets and liabilities. The amendments to section 1650 will be effective for fiscal years beginning on or after January 1, 2002 and will be applied retroactively, with restatement of prior period financial statements. The adoption of this new standard is not expected to have any material impact on the Company's financial statements.


CRITICAL ACCOUNTING POLICIES AND SIGNIFICANT ESTIMATES

The significant accounting policies are outlined within Note 1 to the Financial Statements. Some of those accounting policies require the Company to make estimates and assumptions that affect the amounts reported by the Company. The following items require the most significant judgment and involve complex estimation:


Restructuring Charges

As part of the restructuring charge, $3.4 million was recorded for workforce reduction. In calculating the total charge, the Company was required to estimate the timing and amounts to be paid to its terminated employees. As some employees have been informed of their planned termination, but the final date is still uncertain, should the Company's assumptions be incorrect, the actual cost may be materially different from the Company's estimates.

In calculating the cost to dispose of excess facilities the Company was required to estimate for each location the amount to be paid in lease termination payments, the future lease and operating costs to be paid until the lease is terminated, and the amount, if any, of sublease revenues. This required estimating, the timing and costs of each lease to be terminated, the amount of operating costs, and the timing and rate at which the Company might be able to sublease the site. From the estimates for these costs the Company performed an assessment of the affected facilities and considered the current market conditions for each site. A charge of $1.9 million was recorded for the restructuring of excess facilities as part of the restructuring plan. The Company's assumptions on either the lease termination payments, operating costs until terminated, or the offsetting sublease revenues may be proven incorrect and actual cost may be materially different from the estimates.


Accounts Receivable

The Company periodically reviews the collectability of its accounts receivable balances. Where significant doubt exists with regards to the collection of a certain receivable balance, an allowance and charge to the income statement is recorded. At December 31, 2001, the allowance for doubtful accounts was $3.9 million and a provision for doubtful accounts of $3.2 million was recorded in the income statement for the year. The Company intends to continue vigorously pursuing these accounts. If future events indicate additional collection issues, the Company may be required to record an additional allowance for doubtful accounts.


Revenue Recognition - Percentage Completion

The Company uses estimates based on inputs to determine the percentage completion of its contracts and thus its revenue recognition. These estimates and contracts are reviewed regularly and are adjusted to meet the Company's best estimate at the time. The Company's assumptions used to form these estimates may be proven to be erroneous and materially different outcomes may result.

Income Taxes

The Company has incurred losses and other costs that can be applied against future taxable earnings to reduce the tax liability on those earnings. As the Company is uncertain of realizing the future benefit of those losses and expenditures, the Company has recorded a valuation allowance against most non-capital loss carry forwards, and other future tax assets arising from differences in tax and accounting bases. Actual results may be materially different from the current estimate.


Intangible Assets

As part of the Company's restructuring plan, the Company determined that an impairment in the value of goodwill, acquired research and development costs, and acquired intellectual property that resulted from the acquisition of Alliance Systems, Inc. and Connectria Corporation had occurred. A valuation allowance was recorded of $27.8 million, equal to the remaining net book value. The Company also discontinued development of its e-Service Manager product line during the year. A valuation allowance of $0.2 million was recorded to remove the remaining net book value. MDSI estimated the future cash flows of the above operations in light of the continued weak industry conditions, and lower market growth expectations.

Investments and Advances

MDSI have invested in or advanced funds to private companies, which the Company reviews periodically to determine if there has been a non-temporary decline in the market value of those investments and advances below the carrying value. The assessment of fair market value is made based on the market value trends of similar public companies, the current business performance of the companies in which MDSI has invested, and if available, the estimated future market potential of the companies. MDSI recorded an impairment of the investments in private companies and advances of $2.7 million during 2001. This resulted in a full allowance against the recorded costs of the investments and advances.


RESULTS OF OPERATIONS

The following table sets forth, for the years indicated, certain components of the selected financial data of the Company:

                                                                 Years ended December 31,
                                                ------------------------------------------------------
                                                    2001                 2000                1999
                                                -------------       -------------        -------------
                                                                  (in USD thousands)
 Revenue:
    Software and services..................     $  31,731            $   41,338          $   41,039
    Hosting & information technology
      services ............................        13,565                 5,978                  --
    Maintenance and support................        10,187                 8,888               5,719
    Third party products and services .....         2,637                 2,799               6,897
                                                -------------       -------------        -------------
                                                   58,120                59,003              53,655
 Direct costs..............................        31,250                26,407
                                                -------------       -------------        -------------
 Gross profit..............................        26,870                32,596              30,418
                                                -------------       -------------        -------------
 Operating expenses:
    Research and development...............         8,084                 8,872               6,916
    Sales and marketing....................        12,430                12,790               9,460
    General and administrative.............         6,924                 7,121               5,793
    Restructuring charge...................         6,106                    --                  --
    Amortization and provision for
      valuation of intangible assets.......        32,837                 4,562                 954
    Provision for doubtful accounts........         3,189                   985                  --
                                                -------------       -------------        -------------
                                                   69,570                34,330
 Operating (loss) income...................       (42,700)               (1,734)              7,294
 Valuation allowance on investments........        (2,750)                   --                  --
 Other expense.............................          (191)                 (985)               (778)
                                                -------------       -------------        -------------
 (Loss) income before provision for income
      taxes................................       (45,641)               (2,719)              6,516
 Recovery of (provision for) income taxes..           521                  (492)             (2,202)
                                                -------------       -------------        -------------
 (Loss) income for continuing operations          (45,120)               (3,211)              4,314
                                                -------------       -------------        -------------
 (Loss) from discontinued operations                   --                  (395)             (7,852)
                                                -------------       -------------        -------------
 Net (loss) for the year...................     $ (45,120)           $   (3,606)         $   (3,538)
                                                =============       =============        =============

The following table sets forth, for the years indicated, certain components of the selected financial data of the Company as a percentage of total revenue.

                                                                 Years ended December 31,
                                                -----------------------------------------------------
                                                    2001                 2000                1999
                                                -------------       -------------        ------------
Revenue:
   Software and services.....................       54.6%                70.1%               76.5%
   Hosting & information technology services        23.4                 10.1                  --
   Maintenance and support...................       17.5                 15.1                10.7
   Third party products and services.........        4.5                  4.7                12.8
                                                -------------       -------------        ------------
                                                   100.0                100.0               100.0
Direct costs.................................       53.8                 44.8                43.3
                                                -------------       -------------        ------------
Gross profit.................................       46.2                 55.2                56.7
                                                -------------       -------------        ------------
Operating expenses:
   Research and development..................       13.9                 15.0                12.9
   Sales and marketing.......................       21.4                 21.6                17.6
   General and administrative................       11.9                 12.1                10.8
   Restructuring charge....................         10.5                   --                  --
   Amortization  and  provision for valuation
       of intangible assets..................       56.5                  7.7                 1.8
   Provision for doubtful accounts...........        5.5                  1.7                  --
                                                -------------       -------------        ------------
                                                   119.7                 58.1                43.1
                                                -------------       -------------        ------------
Operating (loss) income......................      (73.5)                (2.9)               13.6
Valuation allowance on investments...........       (4.7)                  --                  --
Other expense................................       (0.3)                (1.7)               (1.5)
                                                -------------       -------------        ------------
(Loss) income before provision for income
      taxes..................................      (78.5)                (4.6)               12.1
Recovery of (provision for) income taxes.....        0.9                 (0.8)               (4.1)
                                                -------------       -------------        ------------
(Loss) income from continuing operations.....      (77.6)                (5.4)                8.0
(Loss) from discontinued operations..........         --                 (0.7)              (14.6)
                                                -------------       -------------        ------------
(Loss) for the year..........................      (77.6)%               (6.1)%              (6.6)%
                                                =============       =============        ============

Quarterly Results of Operations

The following table sets forth certain unaudited statement of operations data for each of the eight quarters beginning January 1, 2000 and ending December 31, 2001. The unaudited financial statements have been prepared on the same basis as the audited financial statements contained herein and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary to present fairly this information when read in conjunction with the Company's audited financial statements and the notes thereto appearing elsewhere in this report. In view of the Company's recent restructuring, its recent acquisitions and other factors, the Company believes that quarterly comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

                                                                         Three Months Ended
                                                                         ------------------
                                                            2001                                          2000
                                         -------------------------------------------   -------------------------------------------
                                          Dec. 31     Sep. 30    June 30    Mar. 31     Dec. 31     Sep. 30    June 30    Mar. 31
                                         ---------   ---------  ---------  ---------   ---------   ---------  ---------  ---------
                                             (Unaudited, in thousands of dollars)          (Unaudited, in thousands of dollars)
Statement of Operations Data:
Revenue:
Software and services                    $ 7,332     $  7,282    $ 7,714   $  9,403     $11,729    $10,430    $ 9,509     $9,669
Hosting & information technology
services                                   2,794        2,782      3,485      4,504       3,574      1,849        555          -
Third party products and services            815          295        380      1,147         709        964        628        498
Maintenance and support                    2,649        2,647      2,434      2,457       2,595      2,296      1,973      2,024
                                      ---------------------------------------------  -------------------------------------------
                                          13,590       13,006     14,013     17,511      18,607     15,539     12,666     12,191

Direct costs                               7,267        6,716      7,470      9,797       8,577      7,632      5,609      4,589
                                      ---------------------------------------------  -------------------------------------------
Gross profit                               6,323        6,290      6,543      7,714      10,030      7,907      7,056      7,603
                                      ---------------------------------------------  -------------------------------------------
Operating expenses:
Research and development                   1,492        1,899      2,149      2,544       2,481      2,254      2,199      1,939
Sales and marketing                        2,590        2,654      3,721      3,465       3,664      3,059      3,316      2,750
General and administrative                 1,754        1,709      1,758      1,703       1,708      1,806      1,878      1,728
Amortization and provision for
    valuation of intangible assets           165       23,633      1,543      7,495       1,795      1,773        752        242
Cost of Merger/ Restructuring                  -            -      4,906      1,200           -          -          -          -
Provision for doubtful accounts            1,987            -          -      1,202         985          -          -          -
                                      ---------------------------------------------  -------------------------------------------
                                           7,988      (29,895)    14,077     17,609      10,633      8,893      8,145      6,659
                                      ---------------------------------------------  -------------------------------------------
Operating (loss) income                   (1,665)     (23,605)    (7,534)    (9,895)       (603)      (985)    (1,089)       943
Valuation allowance on investments             -            -          -     (2,750)          -          -          -          -
Other income (expense)                       109           71       (311)       (60)       (214)        89       (648)      (212)
                                      ---------------------------------------------  -------------------------------------------
(Loss) income  before income tax
   provision                              (1,556)     (23,535)    (7,845)   (12,705)       (817)      (897)    (1,737)       731
(Provision for) recovery of income
taxes                                       (149)         (45)        23        693        (110)      (263)       172       (291)
                                      ---------------------------------------------  -------------------------------------------
(Loss) income from continuing
   operations                             (1,705)     (23,580)    (7,823)   (12,012)       (927)    (1,160)    (1,564)       440
Loss from discontinued operations              -            -          -          -        (395)         -          -          -
                                      ---------------------------------------------  -------------------------------------------
Net (loss) income for the period         $(1,705)    $(23,580)   $(7,823)  $(12,012)    $(1,322)   $(1,160)   $(1,564)    $  440
                                      =============================================  ===========================================
     Earnings Per Share
          Basic                          $ (0.20)    $  (2.73)   $ (0.91)  $  (1.39)    $ (0.15)   $ (0.14)   $ (0.20)    $ 0.06
          Diluted                        $ (0.20)    $  (2.73)   $ (0.91)  $  (1.39)    $ (0.15)   $ (0.14)   $ (0.20)    $ 0.05


Year ended December 31, 2001 Compared to the Year ended December 31, 2000

Revenue - Revenue decreased by $0.9 million (1.5%) for the year ended December 31, 2001 as compared to the year ended December 31, 2000. The decrease was primarily due to the decrease in software and services, which was partially offset by a increase in the revenue earned from hosting and information technology (IT) services, and maintenance and support revenues. The Company believes that recent economic developments and trends have adversely affected, and may continue to affect, levels of capital spending by companies in a variety of industries, including telecommunications and broadband. In addition, current economic conditions and developments in the energy markets may have an adverse affect on the financial condition of energy and utility companies in certain geographic areas of North America. The Company anticipates that such economic conditions and regulatory trends may affect demand in 2002 for the products and services offered by the Company.

Year ended December 31, 2001 Compared to the Year ended December 31, 2000 (continued)

Software and services revenue decreased by $9.6 million (23.2%) for the year ended December 31, 2001, compared to the year ended December 31, 2000. The Company believes its software and service revenue was adversely impacted by customers postponing purchasing decisions. Customer delays in making purchasing decisions and reductions in expenditures resulted in fewer customer contracts and lower than anticipated revenues from the implementation of those customer contracts in the year ended December 31, 2001 as compared to the year ended December 31, 2000. The Company anticipates that continued economic uncertainty in the telecommunications and utility markets will continue to have an adverse impact on software and services revenues in future periods.

Hosting and IT services (formerly e-Business) revenues primarily consist of sales by the Company's subsidiary, Connectria. Revenue for the year ended December 31, 2001 was $13.6 million as compared to $6.0 million for the year ended December 31, 2000. Connectria's results have been consolidated with the Company as of June 1, 2000 which is the date of acquisition, therefore only seven months revenue is included in the Company's results for the year ended December 31, 2000. Connectria's revenues in both periods consisted primarily of revenues from consulting and hosting services. Hosting and IT service revenues are dependent on a small number of significant contracts. One contract in particular accounted for approximately 54% of total hosting and IT services revenues for the year ended December 31, 2001 as compared to approximately 29.6% of total hosting and IT services revenues for the year ended December 31, 2000. The Company anticipates that continued economic uncertainty in the hosting and IT services markets will have an adverse impact on hosting and IT services revenues in future periods.

Maintenance and support revenue was $10.2 million for the year ended December 31, 2001 as compared to $8.9 million for the year ended December 31, 2000, an increase of 14.6%. Typically, maintenance and support revenue will increase with the increase in the level of the Company's installed customer base.

Third party products and services revenue decreased by $0.2 million (5.8%) for the year ended December 31, 2001, compared to the year ended December 31, 2000. Third party products and services revenue is primarily earned from certain customers in the utility market pursuant to agreements under which the Company provides third party products and services, typically host computer equipment and mobile computing devices, as part of the installation of software and provision of services. Revenue from deliveries of third party products and services will fluctuate from period to period given the timing of certain contracts and the rollout schedules which are established primarily by the customers. Accordingly, this will result in large fluctuations in revenue, direct costs, gross profits and income from operations from one period to another.

Direct Costs. Direct costs were 53.8% of revenue for the year ended December 31, 2001, compared to 44.8% for the year ended December 31, 2000. Direct costs include labor and other costs directly related to a project including those related to the provision of services and support, and costs related equipment purchased for sale to third parties. Labor costs include direct payroll, benefits and overhead charges. The increase in proportion of direct costs to revenue relates to the Company incurring a certain level of fixed costs. As software and services revenues decreased during the year, this decrease was not completely offset by the decrease in software and services direct costs and the percentage of direct costs increased. In addition, a greater portion of the Company's revenue was derived from lower margin Hosting and IT services revenue during the year ended December 31, 2001, which results in higher direct costs as a percentage of revenue compared to the year ended December 31, 2000.

Gross Margins. Gross margins were 46.2% of revenue for the year ended December 31, 2001, compared to 55.2% for the year ended December 31, 2000. The change in profit margin relates to the change in the mix in revenues. The proportion of lower margin Hosting and IT services revenue increased in 2001 compared to 2000. Gross margins were also impacted by the Company's fixed costs. As a result, as software and services revenues decreased during the year, this decrease was not completely offset by the decrease in software and service direct costs and therefore gross margins decreased.

Research and Development. Research and development expenses were $8.1 million, or 13.9% of revenue, for the year ended December 31, 2001, compared to $8.9 million, or 15.0% of revenue, for the year ended December 31, 2000. The 8.9% decrease in research and development expenses in 2001 was a result of the substantial completion of the Company's new version of its Advantex software during the year ended December 31, 2000, and the elimination of research and development expenditures related to its e-Service manager product which was discontinued in 2001. As a result the Company did not expend as many resources on research and development in 2001 as in 2000. The Company intends to continue committing a significant portion of its product revenues to enhance existing products and develop new products.

Sales and Marketing. Sales and marketing expenses were $12.4 million or 21.4% of revenue for the year ended December 31, 2001 and $12.8 million or 21.6% of revenue for the year ended December 31, 2000. This represents a decrease of $0.4 million (2.8%) as compared to 2000. The decrease was due to the Company's restructuring and cost control effort which resulted in a decrease in the discretionary spending surrounding sales and marketing activities. The Company anticipates that the dollar amounts of its sales and marketing expenses will increase as a result of the Company's commitment to its international marketing effort.

Year ended December 31, 2001 Compared to the Year ended December 31, 2000 (continued)

General and Administrative. General and administrative expenses were $6.9 million, or 11.9% of revenue, for the year ended December 31, 2001 and $7.1 million, or 12.1% of revenue, for the year ended December 31, 2000. This decrease was due primarily to the Company's restructuring and discretionary spending controls instituted during the year ended December 31, 2001. The Company expects that its general and administrative expenses will remain stable in the future as the Company continues to seek efficiencies while continuing to support the Company's operations.

Amortization and provision for valuation of Intangible Assets. Amortization and impairment charges for intangible assets for the year ended December 31, 2001 increased $28.3 million as compared to the year ended December 31, 2000. The increase in amortization is a result of a determination by the Company that an impairment in the value of the goodwill and intellectual property acquired on the acquisition of Connectria Corporation and Alliance Systems Inc. had occurred during the year ended December 31, 2001. The Company determined an impairment had occurred due to poor current and forecasted performance in the acquired companies' businesses, and the decision by the Company not to dedicate any future resources to develop the eService Manager product that was acquired in the Connectria purchase. As a result of this impairment, the Company recorded a charge of $5.7 million for the write off of goodwill and acquired research and development costs on the acquisition of Alliance Systems Inc., a charge of $22.1 million relating to the goodwill and intellectual property acquired on acquisition of Connectria, and a $165,000 charge for the impairment of a web site domain name. As a result of these expanded charges the Company no longer has any value attributed to its intangible assets.

Provision for doubtful accounts. The Company has included in its operating results for the year ended December 31, 2001, a provision for $3.2 million with respect to doubtful accounts. The Company intends to vigorously pursue collection of these accounts, however given uncertainty with regards to these customers' economic conditions the Company determined that it would be prudent to record an allowance to address the uncertainty regarding collection of amounts due.

Operating (loss) Income. Operating loss for the year ended December 31, 2001 was ($42.7) million, compared to operating loss of ($1.7) million for the year ended December 31, 2000. The increase in operating loss was mainly due to the impairment in goodwill and intellectual property recorded on the acquisition of Connectria Corporation and Alliance Systems Inc. of $22.1 million and $5.7 million respectively, restructuring charges of $6.1 million, and a provision for doubtful accounts of $3.2 million taken in fiscal 2001. The operating loss for fiscal 2001 was made up of a loss from the Company's field service segment of ($15.5) and a loss from the Hosting and IT Services segment of ($27.2) million. During the year ended December 31, 2000, operating loss of ($1.7) million was made up of $2.1 million in operating income from the field service segment, offset by a ($3.8) million operating loss in the Hosting and IT Services segment. The increase in operating loss in the field service segment of ($17.6) million was primarily due to the one time charges referred to previously, and a decrease of revenue in the segment of $7.3 million in 2001 as compared to 2000. The increase in operating loss in the Hosting and IT Services segment of $23.4 million was primarily due to the impairment in goodwill and intellectual property on acquisition of Connectria of $22.1 million incurred in 2001 referred to previously. There was no impairment recorded in the prior period.

Valuation Allowance on Investments. As part of its former e-Business strategy, the Company invested in or advanced funds to three private companies in 2000. As a result of significant uncertainty over the future realization of any return on investment or capital, the Company has recorded a valuation allowance equal to the full cost of the investments during the year ended December 31, 2001.

Other Income (expense). Other income (expense) was $(0.2) million for the year ended December 31, 2001 as compared to $(1.0) million for the year ended December 31, 2000. Substantially all other income (expense) relates to interest income on cash and short term deposits, interest expense on capital leases, and fluctuations in foreign currency denominated assets and liabilities.

Income Taxes. The Company provided for recovery of income taxes on losses for the year ended December 31, 2001 at the rate of 4.1%, after adjusting for the amortization and impairment of intangible assets. The Company's effective tax rate reflects the application of certain operating loss carry forwards against taxable income and the blended effect of Canadian, US, and other foreign jurisdictions' tax rates. Since the Company has incurred a loss during the period and it is not more likely than not that the Company will be able to utilize the benefits of these losses, the Company did not record a full recovery of income tax expense during the year ended December 31, 2001.

Year ended December 31, 2000 Compared to the Year ended December 31, 1999

Revenue - Revenue increased by $5.3 million (10.0%) for the year ended December 31, 2000 as compared to the year ended December 31, 1999. The increase was primarily due to the increase in software and services, hosting & IT services and maintenance which was partially offset by a decrease in the revenue earned from third party products and services.

Software and services revenue increased by $0.3 million (0.7%) for the year ended December 31, 2000 as compared to the year ended December 31, 1999. In
1999, certain of the Company's customers delayed or deferred purchasing decisions due to the year 2000 issue, and resulting in lower revenues for the Company in the fourth quarter of 1999. The Company did not experience a similar slowdown in the fourth quarter of 2000 and the resulting revenue growth in that quarter substantially accounts for the year over year increase in revenues.

Hosting and IT services revenues primarily consist of sales by the Company's newly acquired subsidiary, Connectria. Hosting and IT services revenue for the year ended December 31, 2000 was $6.0 million. Connectria's results have been consolidated with the Company as of June 1, 2000 which was the date of acquisition, and therefore no comparative revenue was present for the year ended December 31, 1999. Connectria's revenues consist primarily of revenues from consulting and hosting services.

Maintenance and support revenue was $8.9 million for the year ended December 31, 2000 as compared to $5.7 million for the year ended December 31, 1999, an increase of 55.4%. Typically, maintenance and support revenue will increase with the increase in the level of the Company's installed customer base.

Third party products and services revenue decreased by $(4.1) million (59.4%) for the year ended December 31, 2000 compared to the year ended December 31, 1999. Third party products and services revenue is primarily earned from certain customers in the utility market. The Company provides third party products and services, typically host computer equipment and mobile computing devices, as part of the installation of software and provision of services. Revenue from deliveries of third party products and services will fluctuate from period to period given the timing of certain contracts and the rollout schedules which are established primarily by the customers. Accordingly, this will result in large fluctuations in revenue, direct costs, gross profits and income from operations from one period to another.

Direct Costs. Direct costs were 44.8% of revenue for the year ended December 31, 2000 as compared to 43.3% for the year ended December 31, 1999. Direct costs include labor and other costs directly related to a project including those related to the provision of services and support, and costs related to equipment purchased for sale to third parties. Labor costs include direct payroll, benefits and overhead charges. The increase in proportion of direct costs to revenue relates primarily to the inclusion of Connectria in the Company's results as of June 1, 2000. Connectria typically has had a higher proportion of direct costs than the Company's traditional business.

Gross Margins. Gross margins were 55.2% of revenue for the year ended December 31, 2000 as compared to 56.7% for the year ended December 31, 1999. The change in profit margin relates to the inclusion of Connectria in the Company's results as of June 1, 2000. Connectria has not realized as large of a gross margin as the Company's traditional business.

Research and Development. Research and development expenses were $8.9 million, or 15.0% of revenue, for the year ended December 31, 2000, compared to $6.9 million, or 12.9% of revenue, for the year ended December 31, 1999. The 28.3% increase in research and development expenses in 2000 is a result of the continued development and enhancement of the Company's Advantex products, as well as development of the Company's eService offering.

Sales and Marketing. Sales and marketing expenses were $12.8 million or 21.7% of revenue for the year ended December 31, 2000 and $9.5 million or 17.6% of revenue for the year ended December 31, 1999. This represents an increase of $3.3 million (35.2%) as compared to 1999. The increase was due to an increase in marketing, sales and technical support personnel supporting the Company's increased product offerings including Advantex r7 and hosting and IT services initiatives.

General and Administrative. General and administrative expenses were $7.1 million, or 12.1% of revenue, for the year ended December 31, 2000 and $5.8 million, or 10.8% of revenue, for the year ended December 31, 1999. This increase was due primarily to the hiring of additional accounting and administrative personnel to support the Company's growth.

Amortization of intangible asset. Amortization of intangible assets were $4.6 million or 7.7% of revenue, for the year ended December 31, 2000 and $1.0 million or 1.8% of revenue for the year ended December 31, 1999. The increase was due to the amortization taken on the intangible asset recorded on the purchase of Connectria.

Year ended December 31, 2000 Compared to the Year ended December 31, 1999 (continued)

Provision for doubtful accounts. The Company has included in its operating results for the year ended December 31, 2000, a provision for $985,000 with respect to a doubtful account. The Company believes that its position in the matter is strong and intends to vigorously pursue collection.

Other Income (expense). Other income (expense) was $(1.0) million for the year ended December 31, 2000 as compared to $(0.8) million for the year ended December 31, 1999. Substantially all other income (expense) relates to interest income on cash and short term deposits, interest expense on capital leases, and fluctuations in foreign currency denominated assets and liabilities.

Income Taxes. The Company provided for income taxes on earnings for the year ended December 31, 2000 at the rate of 26.9%, after adjusting for the amortization of intangible assets. The Company's effective tax rate reflects the application of certain operating loss carry forwards against taxable income and the blended effect of Canadian, US, and other foreign jurisdictions' tax rates.


Liquidity and Capital Resources

The Company finances its operations, acquisitions and capital expenditures with cash generated from operations, loans, private placements and public offerings of its securities. At December 31, 2001, the Company had cash and cash equivalents of $13.7 million (2000 - $13.2 million) and working capital of $12.7 million (2000 - $25.6 million).

Cash provided by (used in) operating activities was $3.7 million, $0.2 million and $2.4 million, respectively for the years ended December 31, 2001, 2000 and 1999. The $3.7 million of cash provided by operating activities in 2001 was comprised of $45.1 million net loss, non-cash charges of $39.9 million and $8.9 million of changes to non-cash working capital items. The changes to working capital items include a $2.3 million decrease in trade receivables, a $7.9 million decrease in unbilled receivables, a $0.6 million increase in prepaid expenses a $2.1 million increase in accrued liabilities, a $1.0 million decrease in trade payables, a $1.5 million decrease in taxes payable and a $0.2 million decrease in deferred revenue. Unbilled accounts receivable arise where the Company has earned revenue on a project though has yet to complete specific billing milestones under the terms of the applicable contract. Deferred revenue arises where the Company has achieved a billing milestone under a customer contract but has yet to recognize all of the revenue billed due to the percentage of completion under the contract.

The Company has included in its operating results for the year ended December 31, 2001 a provision for $3.2 million with respect to doubtful accounts. The Company intends to vigorously pursue collection of these accounts, however, due to uncertainty with regards to these customers' financial conditions, the Company determined that it would be prudent to record an allowance to address the uncertainty regarding collection of amounts due.

The Company is currently involved in a dispute with a customer, and as a result has reclassified $3.7 million in accounts receivable as long term as the Company determined it is not likely to collect the amounts within one year. The Company is currently involved in litigation to collect the amounts due. The Company believes that its position in the matter is strong and intends to vigorously pursue collection, but due to uncertainty regarding timing of collection has elected to classify the receivable as long term. If the Company is unsuccessful in collection of amounts due, or is made to refund monies previously collected under the contract, the Company's liquidity and working capital would be adversely affected.

Cash (used in) provided by financing activities was $(2.0) million, $5.8 million and $14.1 million, respectively, during the years ended December 31, 2001, 2000 and 1999. The cash used in financing activities in 2001 comprised $(2.0) million in repayment of capital leases and $0.1 million from the issue of common shares partially offset by a $28,000 repayment of long-term debt.

Cash used in investing activities was $1.7 million, $7.4 million, and $4.0 million, respectively, for the years ended December 31, 2001, 2000 and 1999. Total investing activity in 2001 primarily consisted of $2.2 million for the purchase of capital equipment, including computer hardware and software for use in research and development activities, the growth of the hosting and IT services operations, and to support the growth of the Company's corporate information systems. In addition, the Company received $0.3 million in proceeds on maturity of its note receivable from Digital Dispatch Systems, Inc., and $0.1 million from a customer lease.

Existing sources of liquidity at December 31, 2001 include $13.7 million of cash and cash equivalents and funds available under the Company's operating line of credit. At the year ended December 31, 2001, the Company's borrowing capacity under the line of credit was $10 CDN million (2000 - $8 CDN million). Under the terms of the agreement, borrowings and letters of credit under the line are limited to 75% to 90% of eligible accounts receivable. Borrowings accrue interest at the bank's prime rate plus 0.5%. At December 31, 2001, the Company had not drawn on this line of credit.

The Company believes that the principal source of its liquidity is operating cash flow. Certain circumstances including a reduction in the demand for the Company's products, an increase in the length of the sales cycle for the Company's products, an increase in operating costs, unfavorable results of litigation, or general economic slowdowns could have a material impact on the Company's operating cash flow and liquidity.

The Company believes that future cash flows from operations and its borrowing capacity under the operating line of credit combined with current cash balances will provide sufficient funds to meet cash requirements for at least the next twelve months. Commensurate with its past and expected future growth, the Company may increase, from time to time, its borrowing facility under its operating line of credit to support its operations. The Company has no material additional commitments other than capital and operating leases. Future growth or other investing activities may require the Company to obtain additional equity or debt financing, which may or may not be available on attractive terms, or at all, or may be dilutive to current or future shareholders. As at December 31, 2001 the Company had the following contractual obligations and commercial commitments:


                                                                          Payments Due by Period
                                           --------------------------------------------------------------------------------------
                                                                Less Than One
         Contractual Obligations                  Total              Year           1-3 Years       4-5 Years     After 5 Years
       --------------------------------------------------------------------------------------------------------------------------
       Capital Lease Obligations.......      $  4,587,504        $2,839,442         $1,748,062               -                -
       Operating Leases................      $  9,225,654        $1,476,768         $3,324,835      $2,386,807       $2,037,244
                                             ------------------------------------------------------------------------------------
       Total Contractual Obligations...       $13,813,158        $4,316,210         $5,072,897      $2,386,807       $2,037,244
                                             ====================================================================================


In addition to these commercial commitments the Company has also provided, as performance bonds, an irrevocable revolving letter of credit in the amount of EUR 751,623 ($665,801) expiring May 31, 2003, and an additional letter of credit in the amount of EUR 75,855 ($66,752) expiring February 28, 2003. The Company has pledged an amount equal to the letters of credit and guarantee against its operating line of credit as security.


Derivative Financial Instruments and Financial Risks

The Company generates a significant portion of sales from sales to customers located outside the United States, principally in Canada and Europe. Canadian sales are made mostly by the Company and on occasion are denominated in Canadian dollars. International sales are made mostly from a foreign subsidy and are typically denominated in either U.S. dollars or Euros. The Company's international business is subject to risks typical of an international business including, but not limited to: differing economic conditions, changes in political climate, differing tax structures, restrictions on transfer of funds, other regulations and restrictions, and foreign exchange rate volatility. Accordingly, the Company's future results could be materially adversely impacted by changes in these or other factors. The Company may enter into foreign exchange forward contracts to offset the impact of currency fluctuations on certain nonfunctional currency assets and liabilities, primarily denominated in the Canadian dollar, Euro and British pound. The foreign exchange forward contracts the Company enters into generally have original maturities ranging from three to eighteen months. The Company does not enter into foreign exchange forward contracts for trading purposes, and does not expect gains or losses on these contracts to have a material impact on the Company's financial results.

The Company's foreign currency forward contracts are executed with credit worthy banks and are denominated in currencies of major industrial countries. As at December 31, 2001, and 2000 the Company had no foreign currency forward contracts outstanding.

The Company's primary market risk is foreign currency exchange rates. The Company has established procedures to manage sensitivity to foreign currency exchange rate market risk. These procedures include the monitoring of the Company's net exposure to each foreign currency and the use of foreign currency forward contracts to hedge firm exposures to currencies other than United States dollars. The Company has operations in Canada and Europe in addition to its United States operations and did not hedge these exposures in 2001. However, the Company may from time-to-time hedge any net exposure to currencies other than the United States dollar.

As of December 31, 2001, the potential reduction in future earnings from a hypothetical instantaneous 10% change in quoted foreign currency exchange rates applied to the foreign currency sensitive contracts and assets would be approximately $3.4 million. The foreign currency sensitivity model is limited by the assumption that all foreign currencies, to which the Company is exposed, would simultaneously change by 10%. Such synchronized changes are unlikely to occur. The sensitivity model does not include the inherent risks associated with anticipated future transactions denominated in foreign currencies or future forward contracts entered into for hedging purposes.

MANAGEMENT'S RESPONSIBILITY
================================================================================

The management of MDSI Mobile Data Solutions Inc. is responsible for the preparation of the accompanying consolidated financial statements and the preparation and presentation of all information in this report. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada and are considered by management to present fairly the financial position and operating results of the Company.

The Company maintains a system of internal controls to provide reasonable assurance that transactions are appropriately authorized and recorded, that assets are safeguarded, and that financial records are properly maintained to provide accurate and reliable financial statements.

The Company's Audit Committee is comprised of three non-management directors and is appointed by the Board of Directors annually. The Committee meets periodically with the Company's management and independent auditors to review financial reporting matters and internal controls and to review the consolidated financial statements and the independent auditors' report. The Audit Committee reported its findings to the Board of Directors who have approved the consolidated financial statements.

The Company's independent auditors, Deloitte & Touche LLP, have examined the consolidated financial statements and their report follows.




/s/ Erik Dysthe                                 /s/ Verne D. Pecho
Erik Dysthe                                     Verne D. Pecho
President, Chief Executive Officer and          Vice President, Finance and
Chairman of the Board of Directors              Administration and Chief
                                                Financial Officer

AUDITORS' REPORT
================================================================================


To the Board of Directors and Shareholders of MDSI Mobile Data Solutions Inc.

We have audited the accompanying consolidated balance sheets of MDSI Mobile Data Solutions Inc. as at December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2001 in accordance with Canadian generally accepted accounting principles.

On February 1, 2002, we reported separately to the Board of Directors and Shareholders of MDSI Mobile Data Solutions Inc. on consolidated financial statements for the same periods prepared in accordance with generally accepted accounting principles in the United States of America.



/s/  Deloitte & Touche LLP

Chartered Accountants
Vancouver, British Columbia
February 1, 2002

                                         MDSI MOBILE DATA SOLUTIONS INC.
                                           Consolidated Balance Sheets
                                      (Expressed in United States dollars)
                                                                                                        As at December 31,
                                                                                            -----------------------------------
                                                                                                2001                   2000
                                                                                            -------------         -------------
Assets
Current assets
        Cash and cash equivalents                                                            $13,691,714           $13,238,081
        Accounts receivable, net
           Trade (net of allowance for doubtful accounts of $3,933,287 ; 2000 - $985,000)     10,764,038            16,821,925
           Unbilled                                                                            4,331,924            12,184,446
        Prepaid expenses and other assets (note 10)                                            2,059,082             1,411,200
        Income taxes receivable                                                                  366,506                     -
        Lease receivable (note 3)                                                                      -               133,723
                                                                                            -------------         -------------
        Total current assets                                                                  31,213,264            43,789,375

Investments and advances, at cost (net of valuation allowance $2,999,992;
2000 - $250,000) (note 4)                                                                              -             3,081,447
Capital assets, net (note 5)                                                                   9,249,055            11,097,497
Long term receivable (note 11 (c))                                                             3,749,860                     -
Future income taxes (note 9)                                                                     364,640               347,350
Intangible assets, net (note 6)                                                                        -            32,836,780
                                                                                            -------------         -------------
                                                                                              44,576,819            91,152,449

Assets of discontinued operations (note 16)                                                            -               641,405
                                                                                            -------------         -------------
Total assets                                                                                 $44,576,819           $91,793,854
                                                                                            =============         =============
Liabilities and stockholders' equity
Current liabilities
        Accounts payable                                                                      $2,451,853            $3,444,457
        Accrued liabilities (note 15)                                                          5,685,905             3,625,591
        Income taxes payable                                                                           -             1,091,164
        Deferred revenue                                                                       7,713,068             7,901,837
        Current portion of long-term debt (note 7)                                                39,041                66,968
        Current obligations under capital lease (note 11(a))                                   2,589,320             2,094,637
                                                                                            -------------         -------------
        Total current  liabilities                                                            18,479,187            18,224,654

Obligations under capital leases (note 11(a))                                                  1,622,879             4,156,486
                                                                                            -------------         -------------
                                                                                              20,102,066            22,381,140
Liabilities of discontinued operations (note 16)                                                       -               223,024
                                                                                            -------------         -------------
Total liabilities                                                                             20,102,066            22,604,164
                                                                                            -------------         -------------
Stockholders' equity
        Common stock (note 8)
          Authorized:
            Unlimited common shares with no par value
            Issued: 2001: 8,676,020 shares; 2000: 8,612,453 shares                            65,348,997            65,246,439
        Other stockholder's equity                                                            11,717,494            11,415,573
        Treasury stock (13,475 shares)                                                           (85,043)              (85,043)
        Cummulative translation adjustment                                                      (297,268)             (297,268)
        Deficit                                                                              (52,209,427)           (7,090,011)
                                                                                            -------------         -------------
                                                                                              24,474,753            69,189,690
                                                                                            -------------         -------------
Total liabilities and stockholders' equity                                                   $44,576,819           $91,793,854
                                                                                            =============         =============



Commitments and contingencies (note 11)


         See accompanying notes to the consolidated financial statements


Approved by: /s/ Erik Dysthe                Approved by: /s/ Terrence P. McGarty
----------------------------                ------------------------------------
        Director                                         Director

                         MDSI MOBILE DATA SOLUTIONS INC.
                      Consolidated Statements of Operations
                      (Expressed in United States dollars)


                                                                                Years ended December 31,
                                                       ------------------------------------------------------
                                                            2001                2000                 1999
                                                       -------------        -------------       -------------
Revenue
     Software and services                              $31,731,309          $41,338,221         $41,038,855
     Hosting & information technology services           13,564,763            5,978,124                   -
     Maintenance and support                             10,186,907            8,887,737           5,718,750
     Third party products and services                    2,637,314            2,798,653           6,897,573
                                                       -------------        -------------       -------------
                                                         58,120,293           59,002,735          53,655,178
                                                       -------------        -------------       -------------
Direct costs                                             31,250,063           26,406,381          23,236,932
                                                       -------------        -------------       -------------
Gross profit                                             26,870,230           32,596,354          30,418,246
                                                       -------------        -------------       -------------
Operating expenses
     Research and development                             8,084,378            8,872,219           6,916,086
     Sales and marketing                                 12,429,512           12,790,467           9,459,881
     General and administrative                           6,923,711            7,120,897           5,792,888
     Restructuring charge (note 15)                       6,105,927                    -                   -
     Amortization and provision for valuation of
        intangible assets                                32,836,782            4,561,899             954,645
     Provision for doubtful accounts                      3,189,263              985,000                   -
                                                       -------------        -------------       -------------
                                                         69,569,573           34,330,482          23,123,500
                                                       -------------        -------------       -------------
Operating (loss) income                                 (42,699,343)          (1,734,128)          7,294,746

Valuation allowance on investments (note 4)              (2,749,992)                   -                   -
Other expense                                              (191,456)            (985,129)           (778,610)
                                                       -------------        -------------       -------------
(Loss) income from continuing operations
  before tax provision                                  (45,640,791)          (2,719,257)          6,516,136

Recovery of (provision for) income taxes from
continuing operations (note 9)                              521,375             (491,542)         (2,202,136)
                                                       -------------        -------------       -------------
(Loss) income from continuing operations                (45,119,416)          (3,210,799)          4,314,000

Loss from discontinued operations (note 16)                       -             (395,022)         (7,851,549)
                                                       -------------        -------------       -------------
Net loss for the year                                  ($45,119,416)         ($3,605,821)        ($3,537,549)
                                                       =============        =============       =============
(Loss) earnings per common share
     (Loss) earnings from continuing operations
     Basic                                                   ($5.23)              ($0.38)              $0.60
                                                       =============        =============       =============
     Diluted                                                 ($5.23)              ($0.38)              $0.55
                                                       =============        =============       =============
     Net loss
     Basic                                                   ($5.23)              ($0.42)             ($0.49)
                                                       =============        =============       =============
     Diluted                                                 ($5.23)              ($0.42)             ($0.49)
                                                       =============        =============       =============
Weighted average shares outstanding
     Basic                                                8,623,296            8,526,723           7,245,071
                                                       =============        =============       =============
     Diluted                                              8,623,296            8,526,723           7,773,462
                                                       =============        =============       =============


         See accompanying notes to the consolidated financial statements

                                                 MDSI MOBILE DATA SOLUTIONS INC.
                                         Consolidated Statements of Stockholders' Equity
                                              (Expressed in United States dollars)



                                     Common Stock                Other                  Cumulative
                                -------------------------    Stockholders    Treasury   Translation
                                   Shares        Amount         Equity        Stock      Adjustment       Deficit        Total
                                ------------  ------------   ------------   ----------   -----------  -------------   ------------
Balance, January 1, 1999          6,562,088    30,927,581              -      (85,043)           -         53,359     30,895,897

  Issued on exercise of
    stock options                   215,980     2,207,358              -            -            -              -      2,207,358
  Issued under stock purchase
  plan (Note 8(b))                   28,144       283,139              -            -            -              -        283,139
  Issued on public offering
  (Note 8 (c))                      575,000    10,209,893              -            -            -              -     10,209,893
  Net loss for the year                   -             -              -            -            -     (3,537,549)    (3,537,549)

                                -------------------------------------------------------------------------------------------------
Balance, December 31, 1999        7,381,212    43,627,971              -      (85,043)           -     (3,484,190)    40,058,738
  Issued on purchase of
  Connectria (Note 2)               845,316    18,163,727              -            -            -              -     18,163,727
  Consideration given for
  options assumed on purchase
  of Connectria (Note 2)                  -             -     11,415,573            -            -              -     11,415,573
  Issued on exercise of stock
  options                           369,304     3,268,972              -            -            -              -      3,268,972
  Issued under stock purchase
  plan (Note 8(b))                   16,621       185,771              -            -            -              -        185,771
  Change in foreign exchange
  fluctuations                            -             -              -            -     (297,268)              -      (297,268)
  Net loss for the year                   -             -              -            -            -     (3,605,821)    (3,605,821)
                                -------------------------------------------------------------------------------------------------
Balance, December 31, 2000        8,612,453    65,246,439     11,415,573      (85,043)    (297,268)     (7,090,011)   69,189,690
  Issued on exercise of stock
  options                            63,567       102,558              -            -            -              -        102,558
  Stock based compensation
  charge                                  -             -        301,921            -            -              -        301,921
  Net loss for the year                   -             -              -            -            -    (45,119,416)   (45,119,416)
                                ------------  ------------   ------------   ----------   -----------  -------------   ------------
Balance, December 31, 2001        8,676,020   $65,348,997    $11,717,494    $ (85,043)   $(297,268)  $(52,209,427)   $24,474,753
                                ============  ============   ============   ==========   ===========  =============   ============


         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                      Consolidated Statements of Cash Flows
                      (Expressed in United States dollars)

                                                                                          Years ended December 31,
                                                                     --------------------------------------------------------
                                                                           2001                2000                1999
                                                                     ----------------    ----------------    ----------------
Cash flows from operating activities
   Net (loss) income from continuing operations for the year          $ (45,119,416)      $  (3,210,799)      $  4,314,000
   Items not affecting cash:
   Depreciation, amortization and provision for valuation of
     intangible assets                                                   36,275,427           7,210,042          2,194,711
   Write down in value of surplus capital assets                            563,780                   -                  -
   Valuation allowance on investments                                     2,749,992                   -                  -
   Future income taxes                                                      (17,290)            230,077            127,019
   Stock based compensation charge                                          301,921                   -                  -
   Changes in non-cash operating working capital items (Note 13)          8,933,938          (4,038,536)        (4,212,553)
                                                                     ----------------    ----------------    ----------------
   Net cash provided by operating activities                              3,688,352             190,784          2,423,177
                                                                     ----------------    ----------------    ----------------
Cash flows from financing activities
   Issuance of common shares                                                102,558           3,454,743         12,700,240
   Repayment of long-term debt                                              (27,927)            (29,543)          (261,438)
   (Repayment of) proceeds from capital leases                           (2,038,924)          2,368,179          1,673,363
                                                                     ----------------    ----------------    ----------------
   Net cash (used in) provided by  financing activities                  (1,964,293)          5,793,379         14,112,165
                                                                     ----------------    ----------------    ----------------
Cash flows from investing activities
   Repayment of long term lease receivable                                  133,723             386,860            453,832
   Acquisition of investments                                                     -          (2,518,225)          (307,068)
   Proceeds on sale of investments                                          331,455           3,273,392                  -
   Acquisition of subsidiary net of cash received                                 -          (1,514,800)                 -
   Acquisition of intangible asset                                                -            (220,000)                 -
   Acquisition of capital assets                                         (2,153,985)         (6,883,707)        (4,103,147)
                                                                     ----------------    ----------------    ----------------
   Net cash used in investing activities                                 (1,688,807)         (7,476,480)        (3,956,383)
                                                                     ----------------    ----------------    ----------------
Net cash provided by (used in) continuing operations                         35,252          (1,492,317)        12,578,959

Net cash provided by (used in) discontinued operations (note 16)            418,381             277,626         (1,506,799)
                                                                     ----------------    ----------------    ----------------
Net cash inflow (outflow)                                                   453,633          (1,214,691)        11,072,160

Effects of foreign exchange fluctuations on cash                                  -            (297,268)                 -

Cash and cash equivalents, beginning of year                             13,238,081          14,750,040         3,6677,880
                                                                     ----------------    ----------------    ----------------
Cash and cash equivalents, end of year                                $  13,691,714       $  13,238,081       $ 14,750,040
                                                                     ================    ================    ================
Supplemental disclosure of cash flow information

   Cash payments for interest                                         $     387,773       $     337,360       $    138,323
                                                                     ================    ================    ================
   Cash payments for taxes                                            $     326,694       $      649,577      $  2,359,710
                                                                     ================    ================    ================


         See accompanying notes to the consolidated financial statements

                         MDSI MOBILE DATA SOLUTIONS INC.
                      Consolidated Statements of Cash Flows
                      (Expressed in United States dollars)



SUPPLEMENTAL DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES

     In February 1999, the Company adopted a plan to dispose of the Transportation Business Unit which was effective June 1, 1999 (note 16). The Company disposed of the Transportation Business Unit for proceeds of $3,833,389 comprised of common shares representing an 11% interest in Digital Dispatch Systems, Inc. ("DDS") and a promissory note in the principal amount of $331,455 ($500,000 CDN) due January 1, 2001 and bearing an interest rate of 8% per annum. During the year ended December 31, 2000, DDS exercised its option to buyback the DDS shares that MDSI received as compensation on the sale of the Transportation Business Unit. Proceeds on sale of the DDS shares were $3,164,350. The promissory note was settled for its face value during the first quarter of 2001.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000 and 1999
                      (Expressed in United States dollars)


1.   SIGNIFICANT ACCOUNTING POLICIES

     These financial statements have been prepared in accordance with Canadian generally accepted accounting principles and reflect the following significant accounting policies, which differ in some respects from those in the United States as outlined in note 17.

     (a)  Basis of presentation

          These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, and are presented in United States dollars. All intercompany balances and transactions have been eliminated.

     (b)  Nature of operations

          The Company develops, markets and supports wireless mobile data communication software products for use in the mobile service industry. The Company is also a provider of managed application services through its subsidiary, Connectria Corporation (note 2).

     (c)  Research and development

          Research and development costs related to software are expensed as incurred unless a project meets the specified criteria for capitalization. Capitalized costs related to software are amortized commencing at the point that the product is available to the market in order to recognize the net realizable value over the respective estimated useful life. All capitalized software costs have arisen due to business combinations and are amortized on the straight-line basis over 10 years. The net book value of all capitalized development projects is reviewed annually for impairment. During the year ended December 31, 2001, the Company determined an impairment in value of acquired capitalized development costs had occurred (note 6).

     (d)  Revenue recognition

          The Company's revenue is derived primarily from the following sources:

          (i)  Software and services

               Revenue related to software and services, including software licenses, is generally recognized on a percentage of completion basis, representing costs incurred relative to total estimated costs. Where the Company has contracted to deliver software without significant production, modification or customization required, revenue is recognized upon delivery if the fee is determinable and there is reasonable assurance of collection. Provisions for estimated losses on contracts are recorded when identifiable.

          (ii) Hosting and Information Technology Services

               Hosting and Information Technology Services revenue consists of the provision of managed services, which include managed application services, managed network services, managed data center services, and managed hosting services. Revenue from these services is recognized as the service is provided, where no future commitment exists.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000 and 1999
                      (Expressed in United States dollars)



1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (d)  Revenue recognition (continued)

         (iii) Maintenance and support

               Revenue related to maintenance agreements for supporting and maintaining the Company's products are recognized rateably over the term of the agreement, which is generally one year.

          (iv) Third party products and services

               Revenue from sales of third party products and services is recognized on delivery of the products or services.

     (e)  Capital assets

          Capital assets are recorded at cost. Depreciation is charged to operations over the estimated useful lives of the assets as follows:

          Computer hardware and software       30% declining balance
          Furniture and fixtures               20% declining balance
          Leasehold improvements               lesser of lease term or useful
                                                life, generally five years
          Vehicle                              20% declining balance

          The carrying value of capital assets is reviewed on a regular basis for any impairment in value. An impairment loss would be recognized when estimates of future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount.

     (f)  Intangible Assets

          Intangible assets includes goodwill and acquired research and development costs arising on the acquisitions of Alliance Systems Inc., goodwill and acquired intellectual property arising on the acquisition of Connectria Corporation, and the purchase of a commercial web-site domain name. Goodwill arising on the acquisition of Alliance is amortized on a straight-line basis over ten years, and goodwill from the acquisition of Connectria is amortized on a straight line basis over five years. The commercial web-site domain name is being amortized on a straight line basis over a five year period. Management regularly reviews the carrying value of intangible assets for evidence of any permanent impairment in value by reference to expected future cash flows. During the year ended December 31, 2001 the Company determined an impairment in value had occurred in relation to the Company's intangible assets (note 6).

     (g)  Foreign exchange; Reporting and Functional currency

          Foreign exchange

          The accounts of the Company and its foreign subsidiaries are expressed in United States dollars, its functional currency. Current monetary assets and liabilities denominated in foreign currencies are translated at the rate in effect at the balance sheet date. Other balance sheet items and revenues and expenses are translated at the rates prevailing on the respective transaction dates. Translation gains and losses relating to monetary items and revenue and expenses denominated in foreign currencies are included in income.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

          Reporting currency

          The Company changed its reporting currency to the United States dollar effective January 1, 2000. The change in reporting currency was made to improve investors' ability to compare the Company's results with those of most other publicly traded businesses in the industry. These consolidated financial statements have been translated from Canadian dollars to United States dollars in accordance with a translation of convenience method using the representative exchange rate at December 31, 1999 of US$1.00 = CAD $1.4433. The translated amount for non-monetary items at December 31, 1999 became the historical basis for those items in subsequent reporting periods. Any resulting foreign exchange gains and losses were recorded as a separate component of stockholder's equity and described as cumulative translation adjustment. As the Company changed its currency of measurement to the United States dollar on June 1, 2000, no further foreign currency gains or losses will be recognized in the cumulative translation adjustment component of stockholder's equity.

          Functional currency

          As at June 1, 2000 the Company and its subsidiaries adopted the United States dollar as their primary currency of measurement. The change in the Company's currency of measurement was made due to the Company's purchase of Connectria Corporation ("Connectria") (note 2) and the resulting increase in the Company's sales and costs denominated in United States dollars. The purchase of Connectria as well as the Company incurring an increasing amount of United States dollar denominated expenditures as a percentage of overall expenditures and an increase in the generation of cash flows from sales in United States dollars resulted in the Company's change in its currency of measurement to the United States dollar.

          Effective June 1, 2000 the company translates transactions in non United States dollar currencies at the exchange rate in effect on the transaction date. Monetary assets and liabilities denominated in a currency other than the measurement currency are translated at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in earnings.

          As a result of the change in the currency of measurement, the Company's foreign currency risk has changed from United States dollar denominated monetary assets and liabilities to non-United States dollar denominated monetary assets and liabilities and the risk of the impact of exchange rate changes relative to the United States dollar.

     (h)  Income taxes

          The Company accounts for income taxes using the asset and liability method. Under this method, future income taxes are recorded for the temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities. Future tax assets and liabilities are measured using substantially enacted tax rates expected to apply to taxable income in the years which such temporary differences are expected to be recovered or settled. A valuation allowance is recognized to the extent the recoverability of future income tax assets is not considered more likely than not.

     (i)  Investments

          The Company accounts for investments on a cost basis. Any impairment in value that is determined to be other than temporary is charged to earnings.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (j)  Earnings (loss) per common share

          Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities by including other common share equivalents in the weighted average number of common shares outstanding for a period, if dilutive. Common equivalent shares consist of incremental shares issuable upon the exercise of stock options and share purchase warrants (using the treasury stock method).

          A reconciliation of net income (loss) per common share and the weighted average shares used in the earnings per share ("EPS") calculations for fiscal years 2001, 2000 and 1999 is as follows:

                                                   Net Loss          Shares            Loss
                                                 (Numerator)      (Denominator)      Per Share
                                            ---------------------------------------------------
          2001
          -------
          Basic                             $   (45,119,416)        8,623,296        $ (5.23)
          Effect of stock options                                           -              -
                                            ---------------------------------------------------
          Diluted                           $   (45,119,416)        8,623,296        $ (5.23)
                                            ===================================================
          2000
          -------
          Basic                             $  (3,605,821)          8,526,723        $ (0.42)
          Effect of stock options                                           -              -
                                            ---------------------------------------------------
          Diluted                           $  (3,605,821)          8,526,723        $ (0.42)
                                            ===================================================
          1999
          -------
          Basic                             $  (3,537,549)          7,245,071        $ (0.49)
          Effect of stock options                                           -              -
                                            ---------------------------------------------------
          Diluted                           $  (3,537,549)          7,245,071        $ (0.49)
                                            ===================================================


          Options and warrants to purchase 2,056,361, 2,313,944, and 1,898,534 shares of common stock were outstanding during fiscal 2001, 2000 and 1999, respectively, but were not included in the computation of diluted EPS because of the net loss in fiscal 2001 and 2000, or because the options exercise prices were greater than the average market prices of the common stock, and therefore, their effect would be antidilutive.

     (k)  Use of estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used for, but not limited to, the accounting for doubtful accounts, amortization, determination of net recoverable value of assets, revenue recognized on long-term contracts, taxes and contingencies. Actual results could differ from those estimates.

     (l)  Derivatives

          From time to time the Company may attempt to hedge its position with respect to currency fluctuations on specific contracts. This is generally accomplished by entering into forward contracts. Related costs are realized as the forward contracts are settled. As at December 31, 2001 and December 31, 2000 the Company had no forward transactions open.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



1.   SIGNIFICANT ACCOUNTING POLICIES (Continued)

     (m)  Stock Options


          The Company has stock option plans for directors, officers, employees, and consultants to the Company. The options must be issued at not less than their fair value; accordingly, no compensation expense is recorded on the grant of options under the plan.

     (n)  Cash and cash equivalents

          Cash and cash equivalents consist of cash on hand, deposits in banks and highly liquid investments with an original maturity of three months or less.


2.   ACQUISITIONS

     Connectria Corporation

     On June 1, 2000 the Company acquired all of the issued and outstanding shares and options of Connectria Corporation, ("Connectria"), a privately held company based in St. Louis Missouri, which operates as an application service provider (ASP) and provider of on-line service management solutions for service companies.

     The Company issued 845,316 common shares, and 583,037 employee stock options to acquire common shares of the Company, in exchange for all of the outstanding stock and options of Connectria. The aggregate purchase price was $29,579,300 based on the closing price of the Company's shares at the date of acquisition. In addition the company has capitalized $1,220,028 in one time costs relating to the acquisition of Connectria.

     The acquisition was accounted for using the purchase method and accordingly the purchase price has been allocated to the fair value of the net assets acquired. As a result of the purchase the Company acquired assets of $1,293,974 and liabilities of $757,086. The allocation of the purchase price was to net tangible assets for approximately $536,888, the remaining $30,262,440 was intellectual property and goodwill. Intellectual property and goodwill are being amortized over a five year period.

     This transaction has been accounted for using the purchase method and the purchase price has been allocated to the estimated fair value of net assets as follows:

         Current assets                             $    862,947
         Capital assets                                  431,027
                                                    --------------
         Total assets                               $  1,293,974
                                                    --------------
         Current Liabilities                             489,364
         Long term debt                                  267,722
                                                    --------------
         Total liabilities                          $    757,086
                                                    --------------
         Net assets                                 $    536,888
         Goodwill                                     28,146,130
         Acquired Intellectual Property                2,116,310
         Costs incurred on Acquisition                (1,220,028)
                                                    --------------
         Total Purchase Price                       $ 29,579,300
                                                    ==============

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



2.   ACQUISITIONS (Continued)

     The operating results of Connectria have been included in the consolidated statements of operations from the date of acquisition.


3.   LEASE RECEIVABLE

     The Company entered into a sales-type lease with a customer. The lease had an effective interest rate of 5.5% and was payable in equal monthly installments with a term of 36 months. As at December 31, 2001 the lease has been settled and no amounts remain outstanding (2000 - $133,723).


4.   INVESTMENTS AND ADVANCES

                                                           2001               2000
                                                      -------------      -------------
      Investment in private companies, at cost        $  2,499,992       $  2,499,992
      Promissory note                                                         331,455
                                                                 -
      Other advances                                       500,000            500,000
      Less:  Valuation allowance                        (2,999,992)          (250,000)
                                                      -------------      -------------
      Total Investments                               $          -       $  3,081,447
                                                      =============      =============


     During the year ended December 31, 2000 the Company made equity investments of $2,499,992 in two private companies and made advances to a third company of $500,000. These investments do not represent significant influence in the companies and at December 31, 2000 were valued at cost, which was the valuation as at the latest round of financing.

     As a result of significant uncertainty over the future realization of any return on investment or capital, the Company has recorded a valuation allowance equal to the full cost of the investments and advances during the year ended December 31, 2001.

     During the year ended December 31, 2001, Digital Dispatch Systems Inc. repaid the promissory note received as partial consideration on the sale of the Company's Transportation Business Unit to Digital Dispatch Systems Inc. (note 16).


5.   CAPITAL ASSETS

                                                           2001               2000
                                                      -------------      -------------
      Computer hardware and software                  $ 14,018,951       $ 12,433,244
      Furniture and fixtures                             2,554,992          2,365,795
      Leasehold improvements                               726,832            708,667
      Vehicles                                              50,905             50,905
                                                      --------------------------------
                                                        17,351,680         15,558,611
      Less:  accumulated amortization                   (8,102,625)        (4,461,114)
                                                      -------------      -------------
                                                      $  9,249,055       $ 11,097,497
                                                      =============      =============


     As at December 31, 2001 the Company has entered into capital lease arrangements for Capital Assets in the amount of $13,074,715 (2000 -
     $11,595,272) and recorded accumulated amortization of $6,028,756 (2000 - $3,326,083) relating to these assets(note 11(a)).

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



6.   INTANGIBLE ASSETS


                                                           2001               2000
                                                      -------------      -------------
      Acquired Research and Development               $  6,930,633       $  6,930,633
      Goodwill                                          30,761,853         30,761,853
      Acquired Intellectual Property                     2,116,310          2,116,310
      Commercial web site domain name                      220,000            220,000
      Less:  accumulated amortization and
        impairment provision                           (40,028,796)        (7,192,016)
                                                      -------------      -------------
                                                      $          -       $ 32,836,780
                                                      =============      =============


     During the year ended December 31, 2001 in connection with the Company's announced restructuring (note 15), the Company determined that an impairment in the value of Goodwill and Acquired Research and Development that arose on acquisition of Alliance Systems Inc., had occurred. As a result of this impairment the Company has taken a valuation allowance in its field service business segment of $5,722,626 which was equal to the remaining net book value of the Goodwill and Acquired Research and Development acquired on acquisition of Alliance Systems Inc.

     Also during the year ended December 31, 2001, the Company determined that an impairment in the value of Goodwill and acquired intellectual property that arose on acquisition of Connectria Corporation, had occurred. As a result of this impairment the Company has taken a valuation allowance in its Hosting and IT Services business segment of $22,089,773 which was equal to the remaining net book value of the Goodwill and acquired intellectual property acquired on acquisition of Connectria Corporation.

     During the year ended December 31, 2001 the Company announced that it would not direct future resources to develop its e-Service Manager product line. As a result the Company has taken a valuation allowance in its Hosting and IT business segment of $165,000 which was equal to the remaining value of the commercial web site domain name purchased to support the e-Service Manager product.


7.   LONG-TERM DEBT


                                                                           2001               2000
                                                                      -------------      -------------

      Term loan, secured by general accounts receivable,
        inventory and equipment, repayable in blended payments
        of $4,722, bearing interest at 8.25%                          $          -        $     27,927
      Stockholders (i)                                                      39,041              39,041
      Less: Current Portion Long Term Debt                                 (39,041)            (66,968)
                                                                      -------------      -------------
                                                                      $          -        $          -
                                                                      =============      =============


     (i)  Stockholders

          The amounts owing to stockholders are unsecured, non-interest bearing and without specific terms for repayment.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



8.   STOCKHOLDERS' EQUITY

     (a)  Stock options

          The Company adopted its Stock Option Plan to provide options to purchase common shares of the Company for its employees, officers, directors and consultants. The options granted pursuant to the Stock Option Plan are exercisable at a price which is equal to the fair market value of the common shares at the time the options are granted. The options typically vest over a three year period and the term of the option is typically five years. The maximum number of common shares reserved for issuance under the Stock Option Plan, including current options outstanding, is 2,400,000 common shares. Upon acquisition of Connectria (Note 2) the Company assumed certain obligations under the Connectria Stock Option Plan, and all future option issuance will occur under the MDSI Plan. The vesting period on the Connectria options is between zero and three years, and the term of the options is 10 years. The resulting position of the two Stock Option plans is as follows:

                                                           Connectria Plan      MDSI Plan        Total          Weighted
                                                              Number of         Number of      Number of         Average
                                                               Shares            Shares          Shares            Price
                                                          ----------------------------------------------------------------
           Outstanding at January 1, 1999                            -          1,655,206      1,655,206       $   11.09

             Granted                                                 -            561,500        561,500           13.69
             Exercised                                               -           (215,980)      (215,980)          10.21
             Cancelled                                               -           (102,192)      (102,192)          10.91
                                                          ----------------------------------------------------------------
           Outstanding at December 31, 1999                          -          1,898,534      1,898,534       $    1.97

             Granted                                                 -            430,554        430,554           15.97
             Assumed on acquisition of Connectria              583,037                  -        583,037            2.10
             Exercised                                         (48,791)          (320,445)      (369,304)           8.97
             Cancelled                                               -           (228,945)      (228,877)          12.08
                                                          ----------------------------------------------------------------
           Outstanding at December 31, 2000                    534,246          1,779,698      2,313,944       $   10.32

             Granted                                                 -            711,765        711,765            4.18
             Exercised                                         (54,123)            (9,444)       (63,567)           1.61
             Cancelled                                         (52,980)          (852,801)      (905,781)          14.50
                                                          ----------------------------------------------------------------
           Outstanding at December 31, 2001                    427,143          1,629,218      2,056,361       $    6.62
                                                          ================================================================


          The  following  table  summarizes   information   concerning   options
          outstanding at December 31, 2001:

                                                      Options Outstanding                  Options Exercisable
                                            --------------------------------------    -----------------------------
                                                           Weighted
                                              Number        Average                      Number
                                            Outstanding    Remaining      Weighted    Exercisable       Weighted
                                               as of      Contractual      Average       as of          Average
                     Range of                December         Life        Exercise      December        Exercise
                  Exercise Prices            31, 2001       (months)        Price       31, 2001         Price
           ------------------------------  ------------   ------------   -----------  ------------     ------------

           $0-$6.75                         1,100,692         59.4         $  2.65        601,117        $  1.59
           $6.80-$13.35                       884,151         30.4           10.61        641,875          10.55
           $13.40-$20.00                       54,801         42.9           15.11         50,097          15.04
           $20.05-$36.20                       16,717         48.1           26.31         11,870          25.16
                                           ------------   ------------   -----------  ------------     ------------
                                            2,056,361         46.4         $  6.62      1,304,959        $  6.73
                                           ============   ============   ===========  ============     ============

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000 and 1999
                      (Expressed in United States dollars)



8.   STOCKHOLDERS' EQUITY (Continued)

          At December  31, 2000 and 1999,  1,441,280  and 951,026  options  were exercisable at a weighted average exercise price of $8.31 and $7.21, respectively.

     (b)  Stock purchase plan

          The Company has established a voluntary stock compensation arrangement for its full and part-time employees to purchase common shares of the Company by way of payroll deductions for a maximum of $6,289 ($10,000
          CDN) for each employee per year. The subscription price of common shares purchased under the Stock Purchase Plan is determined based upon a weighted average market price of the Company's common shares each quarter, less 15%. The Company has reserved 100,000 common shares for issuance pursuant to the Stock Purchase Plan. During the year ended December 31, 2001, nil (2000 - 16,621; 1999 - 28,144) common shares were issued under this Plan.

     (c)  Stock transactions

          On January 29, 1999, the Company completed a public offering for the sale and issue of 575,000 common shares at a price of $19.23 per share for net proceeds of $10,209,892 (net of offering costs of $845,502).

     (d)  Shareholder rights plan

          At the Annual General Meeting on May 6, 1999, the Company's shareholders' approved the adoption of a Shareholder Rights Plan, similar to those adopted by other Canadian companies. Under the terms of the Plan, rights are attached to the common shares of the Company. These rights become marketable and exercisable only after certain specified events related to the acquisition of, or announcement of an intention to acquire 20% or more of the outstanding common shares of the Company.


9.   INCOME TAXES

     The provision for income taxes consists of the following:

                                                                       2001                 2000                1999
                                                                  --------------       --------------      --------------
      Current:
        Canada                                                     $          -         $    49,500         $    554,056
        Foreign                                                         504,085            (310,965)          (2,629,334)
                                                                  --------------       --------------      --------------
         Total current recovery of (provision for) income
           taxes                                                        504,085            (261,465)          (2,075,278)
                                                                  --------------       --------------      --------------
      Future:
        Canada                                                                -              92,870             (481,501)
        Foreign                                                          17,290            (322,947)             354,643
                                                                  --------------       --------------      --------------
         Total recovery of (provision for) future income
           taxes                                                         17,290            (230,077)            (126,858)
                                                                  --------------       --------------      --------------
      Recovery of (provision for) income taxes                     $    521,375         $  (491,542)        $ (2,202,136)
                                                                  ==============       ==============      ==============

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



9.   INCOME TAXES (Continued)

     The provision for income taxes reported differs from the amounts computed by applying the cumulative Canadian Federal and provincial income tax rates to the (loss) income before tax provision due to the following:

                                                                       2001                 2000                1999
                                                                  --------------       --------------      --------------

      Statutory tax rate                                                  44.6%                45.6%               45.0%

      Recovery of (provision for) income taxes from
         continuing operations computed at statutory rate         $  20,355,793          $ 1,239,982        $ (2,932,260)
      Tax losses and (benefits) not recognized in the period
        that the benefit arose                                       (6,146,297)            (685,437)           (514,328)
      Lower effective rate on earnings of foreign subsidiaries        1,265,093              807,128           1,736,406
      Acquired research and development costs not
        deductible for tax purposes                                     (79,954)            (269,928)           (270,297)
      Amortization and write-down of intangible assets
          not deductible for tax                                    (14,565,250)          (1,630,442)           (117,710)
      Other permanent differences                                      (308,010)              47,155            (103,947)
                                                                ------------------   ----------------    -----------------
      Recovery of (provision for) income taxes from
         continuing operations                                    $     521,375          $  (491,542)       $ (2,202,136)
                                                                ==================   ================    =================


     The approximate tax effect of each type of temporary difference that gave rise to the Company's future tax assets are as follows:

                                                       2001                2000
                                                  --------------      --------------
       Non-current
       Operating loss carry forwards               $  ,334,951         $  1,793,482
       Deferred revenue                              1,254,279              497,412
       Capital assets & intangibles                    341,323             (163,286)
       Reserves and accrued expenses                 2,889,075            1,219,172
       Other                                           241,456              347,969
                                                 -----------------   ----------------
                                                     9,061,084            3,694,749
       Less: valuation allowance                    (8,696,444)          (3,347,399)
                                                 -----------------   ----------------
       Net non-current future tax asset            $   364,640         $    347,350
                                                 =================   ================


     At December 31, 2001, the Company has the following loss carry-forwards available for tax purposes:

             Country                      Amount                   Expiry
     --------------------------     -----------------        -------------------

     Canada                          $ 8,500,000              2005 through 2008
     US                              $ 1,400,000              2020 through 2021

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



10.  RELATED PARTY TRANSACTIONS

     Related party transactions and balances not disclosed elsewhere in these financial statements include advisory fees expensed during the year ended December 31, 2001 of $280,000 (2000 - $45,000; 1999 - $0;) paid to companies controlled by two directors of MDSI.

     The Company issued a promissory note receivable to a director and officer of the Company on June 28, 2000 for $150,000. The note bears interest at a rate of 6.75% and is payable on demand. As at December 31, 2001 the full amount of the note was outstanding, and is included in prepaid expenses and other assets.


11.  COMMITMENTS AND CONTINGENCIES

     (a)  Capital and operating leases

          At December  31,  2001,  future  minimum  payments  under  capital and
          non-cancelable   operating   leases  for  office  space  and  computer
          equipment are as follows:

                                                                                       Capital       Operating
                                                                                       leases         leases
                                                                                   -------------    ----------
          2002                                                                     $  2,839,442     $1,476,768
          2003                                                                        1,643,060      1,420,492
          2004                                                                          105,002      1,904,343
          2005                                                                                -      1,270,533
          2006                                                                                -      1,116,274
          Therafter                                                                           -      2,037,244
                                                                                   -------------    ----------
          Total minimum lease payments                                             $  4,587,504     $9,225,654
                                                                                                    ==========
          Less: amount representing interest                                           (375,305)
                                                                                   ------------
          Present value of net minimum lease payments                                 4,212,199

          Less: current portion                                                      (2,589,320)
                                                                                   ------------
                                                                                   $  1,622,879
                                                                                   =============

          Rent expense for the year ended December 31, 2001 in respect of operating leases for office space was $2,076,503 (2000 - $2,106,219; 1999 - $1,939,170).


     (b)  Line and letters of credit

          The Company has an operating line of credit with a Canadian commercial bank to borrow up to $10,000,000 CDN (2000 - $8,000,000 CDN) which bears interest at prime plus 0.5%. As at December 31, 2001, except as noted below, the Company was not utilizing the operating line of credit.

          The Company has provided, as performance bonds, an irrevocable revolving letter of credit in the amount of EUR 751,623 (USD $665,801) expiring May 31, 2003, and an additional letter of credit in the amount of EUR 75,855 (USD $66,752) expiring February 28, 2003. The Company has pledged an amount equal to the letters of credit and guarantee against its operating line of credit as security.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



11.  COMMITMENTS AND CONTINGENCIES (Continued)

     (c)  Contingency

          The Company is involved in a dispute with a customer. The Company has filed suit against the customer alleging that the customer had breached a series of contracts, and failed to pay sums due. The customer has filed an answer and counter claim alleging the Company breached the contracts, entitling the customer to repayment of all sums paid to the Company of approximately $3.5 million. The Company believes that its position in the matter is strong and intends to vigorously pursue collection. The Company expects that collection of monies due from the customer is not likely to occur within one year and as a result has reclassified the amounts due from the customer of $3,749,860 from current to long term.

          From time to time, the Company is a party to litigation and claims incident to the ordinary course of its business. While the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of such matters will not have a material adverse effect on the Company's business, financial condition, operating results and cash flows.


12.  SEGMENTED INFORMATION

     In 1998, the Company reported two business segments - Field Service and Delivery based on the differing capabilities of the software and hardware platforms offered to customers. In February 1999, the Company's Board of Directors approved a plan to dispose of its Delivery Segment which was subsequently sold effective June 1, 1999 (note 16). As a result the Company had only one business segment.

     On  February 1, 2000,  the Company  announced  its  intentions  to sell its
     products  of  mobile   workforce   management  and  wireless   connectivity
     application software over the internet from a wirelessly-enabled Applications Service Provider ("ASP") site. As a result of this decision the Company reported its operations in two business segments, Field Service and Hosting and IT services (formerly "e-Business").

     On June 1, 2000 the company completed its merger with Connectria (note 2). As Connectria is considered part of the Company's Hosting and Information Technology (IT) Services operating segment and the transaction was accounted for using the purchase method, the Company included the results of Connectria in the Hosting and IT services operating segment as of June 1, 2000. Substantially all of the Company's hosting and IT services revenue is currently derived from Connectria's professional and hosting services.

     During the year ended December 31, 2001, the Company realigned its internal operating structure. As a result of this realignment, the Company now considers its Advantex and Wireless ASP product lines part of its Field
     Service segment, and has renamed the segment previously known as "e-Business", "Hosting and IT Services" to better reflect the nature of the business activity in this segment. As a result of the realignment, certain figures previously classified as Hosting and IT Services (e-Business) have been reclassified to the Field Service segment. For year ended December 31, 2000, the reclassification results in the following changes in Hosting and IT Services segment (and a corresponding change in Field Service):
     depreciation and amortization decreased by $156,280, long lived assets decreased by $279,965, capital expenditures are decreased by $133,515, and operating earnings increased by $1,529,052. There is no effect of the reclassification on revenues.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



12.  SEGMENTED INFORMATION (Continued)

     Business Segments

                                                                 2001                                    2000
                                              ----------------------------------------  ----------------------------------------
                                                 Field     Hosting and                    Field       Hosting and
                                                Service    IT Services(1)    Total        Service    IT Services(1)     Total
                                              ------------ -------------- ------------  ------------ -------------- ------------
        Revenue                               44,705,603    $13,414,690   $  8,120,293   $51,999,988  $ 7,002,747   $59,002,735
        Operating (loss) earnings            (15,545,994)   (27,153,349)   (42,699,343)    3,734,298   (5,468,426)   (1,734,128)
        Depreciation, amortization and
          provision for Amortization and
          valuation of intangible asset        8,473,859     27,801,568     36,275,427     3,440,717    3,716,755     7,157,472
        Long lived assets (2)                  7,614,223      1,634,832      9,249,055    16,064,809   30,950,915    47,015,724
        Capital Expenditures                   1,317,095        836,890      2,153,985     5,403,354    1,480,353     6,883,707

          (1) The Hosting and IT Services operating segment also includes revenues from third-party products and services.
          (2) Long lived assets consist of investments, capital and intangible assets.


     Geographic information

     The Company earned revenue from sales to customers and has long-lived assets, including capital assets and goodwill, in the following geographic locations:

                                      2001                               2000                             1999
                        -------------------------------     -------------------------------  ---------------------------------
                                           Long-lived                          Long-lived                         Long-lived
                            Revenue          assets             Revenue          assets            Revenue          assets
                        --------------   --------------     --------------   --------------    --------------   --------------
      Canada              $ 1,374,365      $ 6,789,712        $ 1,688,704      $ 8,731,563       $ 1,718,350      $ 9,039,127
      United States        46,116,595        2,401,255         45,025,021       38,215,359        38,618,083        8,503,174
      Europe                9,594,137           57,416          8,713,390           66,946        11,756,669           73,526
      Asia and Other        1,035,196              672          3,575,620            1,856         1,562,076            5,528
                        --------------   --------------     --------------   --------------    --------------   --------------
                         $ 58,120,293      $ 9,249,055       $ 59,002,735     $ 47,015,724      $ 53,655,178      $17,621,355
                        ==============   ==============     ==============   ==============    ==============   ==============


     Major customers

     During the year ended December 31, 2001 the Company earned revenue from one customer of $7,378,137. For the year ended December 31, 2000, the Company did not earn revenue from one customer that accounted for greater than 10% of overall revenue. For the year ended December 31, 1999 the Company earned revenue from one customer of $6,542,518.


13.  CHANGES IN NON-CASH OPERATING WORKING CAPITAL ITEMS

                                                              2001                 2000               1999
                                                         --------------       --------------      --------------
        Accounts receivable                               $ 10,160,549         $  (9,114,522)      $ (1,846,511)
        Prepaid expenses and other assets                     (647,882)             (280,191)         1,278,759
        Income taxes payable / receivable                   (1,457,670)             (477,047)          (124,680)
        Accounts payable and accrued liabilities             1,067,710             2,662,683         (3,174,719)
        Deferred revenue                                      (188,769)            3,170,541           (345,402)
                                                         --------------       --------------      --------------
                                                          $  8,933,938         $  (4,038,536)      $ (4,212,553)
                                                         ==============       ===============     ===============

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000 and 1999
                      (Expressed in United States dollars)



14.  FINANCIAL INSTRUMENTS

     The carrying value of cash and cash equivalents, accounts receivable, lease receivable, investments and advances, accounts payable, accrued liabilities, long term debt, capital lease obligations and assets and liabilities from discontinued operations reflected in the balance sheets approximate their respective fair values.

     The Company's revenues have historically been dependent on large contracts from a limited number of customers in the utility, telecommunications and cable sectors. However, as these customers are geographically dispersed, concentrations of credit risk are considered to be minimal.


15.  RESTRUCTURING CHARGE

     On March 30, 2001, the Company, in response to uncertain economic conditions and poor financial performance, announced a restructuring plan approved by the Company's Board of Directors designed to reduce operating costs that resulted in the elimination of 34 full time and contractor positions. On May 11, 2001, the Company announced a Board approved update to this plan which resulted in the elimination of an additional 115 positions. As part of this restructuring, the Company recorded a charge to earnings of $6.1 million in the year ended December 31, 2001. These charges were reflected in the "restructuring charge" line item of the Company's Consolidated Statement of Operations. A breakdown of the nature of the charges and the costs incurred to date is as follows:

                                                                          Total Restructuring
                                                                                 Charge
                                                                          -------------------
           Workforce reduction                                                $  3,375,000
           Provision for excess office space                                     1,861,000
           Non-cash writedown of capital assets                                    563,780
           Other                                                                   306,147
                                                                          -------------------
           Total restructuring charges                                           6,105,927
           Cumulative draw-downs                                                (2,972,267)
                                                                          -------------------
           Accrued restructuring charges at December 31, 2001                 $  3,133,660
                                                                          ===================


     For the year ended December 31, 2001 the Company recorded a total of $6.1 million in restructuring charges, taken in connection with a corporate reorganization designed to reduce the Company's operating costs and increase efficiency by rationalizing staffing levels and modifying staff reporting relationships. The Company expects to use existing cash balances and cash flow from operations in order to fund these charges.

     Workforce reduction charges of $3.4 million were taken relating to severance and continued benefits for the elimination of 149 positions across all operating departments and segments of the organization. As of December 31, 2001, the provision balance has been drawn down by cash payments of approximately $2.0 million. The remaining provision of $1.4 million for terminated employees receiving payments over time, or existing employees notified of their termination to occur at a future date is expected to be utilized by the second half of 2002.

     The provision for excess office space of $1.9 million for the year ended December 31, 2001, relates to surplus office space under long term lease by the Company at two locations, one of which the Company has entered into fixed cost lease arrangements expiring in 2004. The Company has incurred approximately $0.4 million of cash costs relating to this provision leaving an accrual of $1.5 million remaining as at December 31, 2001. The Company expects that the charge will be fully drawn down no later than the time the lease expires in the fourth quarter of 2004.

     Due to the elimination of 149 positions, certain capital assets belonging to the Company have been declared surplus and a charge of $0.6 million has been recorded to reflect the difference between the previous carrying value and the estimated fair market value, net of disposal costs. As at December 31, 2001, the full amount of the charge has been applied to the assets to value them at their estimated net realizable value. These assets are expected to be disposed of by the end of 2002.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000 and 1999
                      (Expressed in United States dollars)



15.  RESTRUCTURING CHARGE (Continued)

     The Company has recorded a $0.3 million charge for the year ended December 31, 2001 for other items including, costs of outplacement services, and legal and consulting fees. As at December 31, 2001, the Company has incurred cash costs of approximately $0.1 million in connection with these charges, leaving a provision of $0.2 million. The Company expects to fully draw down this provision by the second half of 2002.


16.  DISCONTINUED OPERATIONS

     In February 1999, the Company's Board of Directors approved a plan for the sale of the Transportation Business Unit which developed mobile workforce software for the taxi, courier and roadside recovery markets. The disposition was completed June 24, effective June 1, 1999, for proceeds of $3,839,267. The proceeds comprised common shares representing an 11% interest in Digital Dispatch Systems Inc., a supplier of dispatch systems to the taxi market, and an 8%, $346,741 ($500,000 CDN) promissory note due January 1, 2001.

     For the year ended December 31, 1999, the Company recorded a one-time charge of $3,872,683 concurrent with the decision to discontinue the Transportation Business Unit of the Company's business. Certain contracts were retained for completion during the year 2000. The estimated cost to complete these contracts was included in the one-time charge. During the year ended December 31, 2000 the Company recorded an additional $395,022 charge in order to account for additional costs to complete the retained contracts, and the loss realized on sale of shares in Digital Dispatch Systems Inc., taken as consideration on sale of the Company's Transportation Business Unit.

     During the year ended December 31, 2001 all outstanding assets and liabilities of the discontinued operation have been settled with no further charge to earnings.

     This business is accounted for as a discontinued operation and for reporting purposes the results of operations, financial position and cash flow are segregated from those of continuing operations for the current and prior periods. The Company has included in the results of the discontinued operation, the sale proceeds, the costs of disposition, the results of operations from the measurement date to the disposal date and an estimate of the costs to complete the remaining contract.

                                                                  Years ended December 31,
                                                    2001                 2000                 1999
                                               ---------------      ---------------      ---------------
     Revenues                                   $        -            $         -          $  2,777,107
     Loss before income taxes                            -                      -            (5,442,245)
     Income tax                                          -                      -                     -
                                               ---------------      ---------------      ---------------
     Operating loss to measurement date                  -                      -            (5,442,245)
     Estimated loss on disposal
          (net of nil income taxes)                      -               (395,022)           (2,409,304)
                                               ---------------      ---------------      ---------------
     Loss from discontinued operations          $        -            $  (395,022)         $ (7,851,549)
                                               ===============      ===============      ===============

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



16.  DISCONTINUED OPERATIONS (Continued)

     Financial position of discontinued operations

                                                                          Years ended December 31,
                                                            2001                 2000                 1999
                                                       ---------------      ---------------      ---------------
     Current assets                                      $          -        $     641,405        $    960,610
     Long term assets                                               -                    -                   -
                                                       ---------------      ---------------      ---------------
     Total assets of discontinued operations                        -              641,405             960,610
                                                       ---------------      ---------------      ---------------
     Current liabilities                                            -              223,024             173,424
     Long term liabilities                                          -                    -                   -
                                                       ---------------      ---------------      ---------------
     Total liabilities of discontinued operations        $          -        $     223,024        $    173,424
                                                       ===============      ===============      ===============


     Cash flow of discontinued operations

                                                                          Years ended December 31,
                                                            2001                 2000                  1999
                                                       ---------------      ---------------       ---------------
     Operating activities                                $    418,381          $    77,626         $  (1,415,702)
     Investing activities                                           -                    -               (91,097)
     Financing activities                                           -                    -                     -
                                                       ---------------      ---------------       ---------------
     Cash provided by (used for) discontinued
     operations                                          $    418,381          $   277,626         $  (1,506,799)
                                                       ===============      ===============       ===============

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



17.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP

     These financial statements have been prepared in accordance with Canadian generally accepted accounting principals ("Canadian GAAP") which differ in some respects from those in the United States ("U.S. GAAP") as follows:

                                                                      2001                 2000
                                                                 ---------------     ---------------
     Net assets

     Net assets under Canadian GAAP                               $  24,474,753       $  69,189,690
     Intangible assets on Connectria Acquisition (f)                          -         (26,651,614)
     Acquired research and development (a)                                    -          (4,361,109)
                                                                 ---------------     ---------------
     Net assets under U.S. GAAP                                   $  24,474,753       $  38,176,967
                                                                 ===============     ===============


                                                                               Years ended December 31,
                                                                      2001                2000                1999
                                                                -----------------   -----------------   -----------------
  Results of operations
  Net (loss) income for the year from continuing operations
    Under Canadian GAAP                                          $  (45,119,416)     $ (3,210,799)       $  4,314,000
    Acquisition of subsidiary (f)                                             -        (1,220,028)
    Amortization of intangible assets (a)                             4,770,414         4,267,652             693,067
    Impairment provision for intangible assets (a) (f)               26,242,309                 -                   -
    Purchased subsidiary earnings (f)                                         -             3,797             142,038
    Exchange adjustment on reporting currency change (g)                      -                 -            (130,034)
                                                                -----------------   -----------------   -----------------
  Net loss for the year from continuing operations under US GAAP    (14,106,693)         (159,378)          5,019,071
                                                                -----------------   -----------------   -----------------
  Net loss for the year discontinued operations
    Under Canadian GAAP                                                       -          (395,022)         (7,851,549)
    Amortization of intangible assets (a)                                     -                 -           3,978,866
                                                                -----------------   -----------------   -----------------
    Net loss for the year U.S. GAAP-Discontinued                              -          (395,022)         (3,872,683)
                                                                -----------------   -----------------   -----------------
  Net (loss) income for the year US GAAP                         $  (14,106,693)     $   (554,400)       $  1,146,388
                                                                =================   =================   =================
  Basic (loss) earnings per common share
    under U.S. GAAP                                              $        (1.64)     $      (0.07)       $       0.14
                                                                =================   =================   =================
  Weighted average shares outstanding under U.S. GAAP                 8,623,296         8,526,723           8,080,022
                                                                =================   =================   =================
  Diluted (loss) earnings per common share
    under U.S. GAAP                                              $        (1.64)     $      (0.07)       $       0.13
                                                                =================   =================   =================
  Weighted average shares outstanding under U.S. GAAP                 8,623,296         8,526,723           9,100,711
                                                                =================   =================   =================

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



17.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (Continued)

     (a)  Acquired research and development, intellectual property and goodwill

          Under U.S. GAAP, acquired research and development costs related to software are charged to earnings on acquisition if it is determined they have no alternative use and technological feasibility has not been established. Under Canadian GAAP, acquired research and development costs related to software are capitalized on acquisition based on the fair values of the acquired research and development and are amortized over the estimated useful lives of the products once they are available for commercial markets.

          As the Company's acquisition of Connectria was reported using the purchase method of accounting in Canada, the excess value of consideration paid on acquisition over tangible net asset value was assigned to intellectual property and goodwill. No value was given for intellectual property or goodwill under the pooling of interests method of accounting used for the acquisition in the U.S. The value assigned to intellectual property and goodwill in Canada is amortized over the estimated useful lives of the intellectual property and intangible assets acquired.

          During the year ended December 31, 2001 the Company determined there had been an impairment in the value of acquired research and development intellectual property and goodwill charges. As a result a charge was taken to earnings for the remaining value of acquired research and development, intellectual property and goodwill.

     (b)  Stock-based compensation

          For U.S. GAAP purposes the Company accounts for stock based compensation to employees and directors, under Accounting Principles Board Opinion No.25, Accounting for Stock Issued to Employees (APB
          25), using the intrinsic value based method whereby compensation cost is recorded for the excess, if any, of the quoted market price at the date granted. As at December 31, 2001, no compensation cost has been recorded for any period under this method.

          Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (SFAS 123) issued in October 1995, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant dated based on the fair value of the options granted and is recognized over the exercise period.

          SFAS 123 allows the Company to continue to measure the compensation cost of employees in accordance with APB 25 under the disclosure only provision which the Company follows.

          The following pro forma financial information presents the net loss for the year and loss per common share had the Company adopted the fair value provisions of Statement of Financial Accounting Standard No. 123 (SFAS 123) Accounting for Stock-based Compensation for US GAAP purposes.

                                                                   2001                  2000                 1999
                                                               --------------       --------------       --------------
          Net income (loss) for the year                        $(16,189,425)         $(6,521,603)         $(2,818,180)
                                                               --------------       --------------       --------------
          Fully diluted income (loss) per common share                $(1.87)              $(0.76)              $(0.35)
                                                               ==============       ===============      ==============

          Using the fair value method for stock-based compensation, additional compensation costs of approximately $2,085,732 would have been recorded for the year ended December 31, 2001 (2000 - $5,967,203 and 1999 - $3,964,568 respectively). This amount is determined using an option pricing model assuming no dividends are to be paid, an average vesting period of three years, a weighted average annualized volatility of the Company's share price of 96% (2000 - 81% and 1999 - 65% respectively) and a weighted average annualized risk free interest rate at 3.70% (2000 - 7.00% and 1999 - 5.00% respectively).

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



17.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (Continued)

     (b)  Stock-based compensation (continued)

          In March 2000,  the  Financial  Accounting  Standards  Board  ("FASB")
          issued FASB interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of APB Opinion No. 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequences of various modifications to the terms of the previously fixed stock options or awards, and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 covers specific events that occurred after either December 15, 1998 or January 12, 2000. For US GAAP purposes, the Company adopted FIN 44 in the third quarter of fiscal 2000 and there was no material effect on the consolidated financial position, results of operations or cash flows.

     (c)  Comprehensive income

          For US GAAP purposes, the Company reports comprehensive income or loss in accordance with the provisions of SFAS 130, Reporting Comprehensive Income. Under Canadian GAAP Company's does not report comprehensive income. SFAS 130 established standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Reclassification of financial statements for earlier periods presented is required. The Company had Comprehensive Income under this standard as follows:

                                                                                  Year ended December 31,
                                                                  ---------------------------------------------------------
                                                                       2001                2000                  1999
                                                                  ---------------     ---------------       ---------------
                 Net income from continuing operations             $(14,106,693)        $ (159,378)          $  5,019,071

                 Other Comprehensive items - Translation
                  Adjustment                                                  -           (260,666)             1,777,732
                                                                  ---------------     ---------------       ---------------

                 Other Comprehensive  income for the year          $(14,106,693)        $ (420,044)          $  6,796,803
                                                                  ===============     ===============       ===============


     (d)  Revenue recognition

          In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, Revenue Recognition in Financial Statements which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. SAB 101 requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board Opinion 20 "Accounting Changes." For US GAAP purposes the Company adopted SAB 101 for the Company's Year ended December 31, 2000. Based on the Company's interpretation of SAB 101, the Company believes its current revenue recognition policies are consistent with SAB 101 and there has been no additional US GAAP differences as a result of implementing this standard.

          Statement of Position 97-2 (Software Revenue Recognition) (SOP 97-2), was issued in October 1997 by the American Institute of Certified Public Accountants (AICPA) and was amended by Statement of Position 98-4 (Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition) (SOP 98-4) and Statement of Position 98-9 (Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions) (SOP 98-9). For US GAAP purposes the Company adopted SOP 97-2 effective for the Company's year ended December 31, 1998. Based upon our interpretation of SOP 97-2, SOP 98-4 and SOP 98-9, the Company believes its current revenue recognition policies and practices are consistent with SOP 97-2, SOP 98-4, and SOP 98-9. There are no US GAAP differences as a result of adoption of SOP 97-2, SOP 98-4, and SOP 98-9.

                         MDSI MOBILE DATA SOLUTIONS INC.
                 Notes to the Consolidated Financial Statements
              For the years ended December 31, 2001, 2000, and 1999
                      (Expressed in United States dollars)



17.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GAAP (Continued)

     (e)  Accounting for derivative instruments and hedging contracts

          For US GAAP purposes, effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), and the corresponding amendments under SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of SFAS No. 133 (SFAS 138). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. If the derivative is designated as a fair value hedge, changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in net earnings (loss). If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (loss) ("OCI") and are recognized in net earnings (loss) when the hedged item affects net earnings (loss). Ineffective portions of changes in the fair value of cash flow hedges are recognized in net earnings (loss). If the derivative used in an economic hedging relationship is not designated in an accounting hedging relationship, changes in the fair value of the derivative are recognized in net earnings (loss). The adoption of this statement, has not had a significant effect on the Company's financial position or results of operations. There have been no US GAAP differences as a result of adoption of this standard.

     (f)  Acquisition of subsidiary

          On June 1, 2000 the Company acquired Connectria Corporation (note 2). This transaction has been treated using the purchase method for Canadian GAAP, and using the pooling method for US GAAP. As a result of the acquisition the results of Connectria have been consolidated with the Company as of the date of acquisition under Canadian GAAP, and have been pooled since inception with those of the Company under US GAAP.

     (g)  Change in reporting currency

          On January 1, 2000 the Company changed its reporting currency from the Canadian to the U.S. Dollar. Under Canadian GAAP the company used the translation of convenience method and all comparable periods were converted at a rate of US$ 1.00= CAD $1.4433. Under US GAAP the Company translated all assets and liabilities at the rate in effect at the respective balance sheet dates and revenues and expenses at the average rate for the reporting periods. Any resulting foreign exchange gains and losses are recorded in accumulated other comprehensive loss under US GAAP as outlined in note 17 (c).


                                                              APPENDIX A

                                          STATEMENT OF MDSI'S CORPORATE GOVERNANCE PRACTICES

                       TSX Guidelines                                                          Comments
---------------------------------------------------------        ------------------------------------------------------------------
1. The board should explicitly assume responsibility for         Yes.  A portion of time at board meetings is set aside to discuss
stewardship of the corporation, and specifically for:            strategic planning matters. In addition, at least one board
1.a Adoption of a strategic planning process.                    meeting each year is specifically devoted to strategic planning issues.

1.b Identification of principal risks and implementing           Yes.  The Board has implemented policies to identify and manage
management systems.                                              MDSI's principal risks and to monitor them through systems and procedures that include progress and financial reports from management.

1.c Succession planning and monitoring senior management.        Yes. The Compensation Committee reviews and regularly reports to the Board on organizational tructure and senior management and succession planning, including recruitment, training and monitoring processes.  The Company also has a formal system to monitor the performance of its senior management and all other employees.

1.d Communications policy.                                       Yes.  The Board recently adopted a comprehensive Corporate
                                                                 Disclosure Policy to ensure effective communication by the Company to its shareholders and the public.

2. Majority of directors should be  "unrelated"                  Yes.  All directors are unrelated, excluding the Company's
(independent of management and free from conflicting             Chairman, Erik Dysthe, who also serves as the President and Chief
interest).                                                       Executive Officer.

3. Disclose for each director whether he or she is related,      Erik Dysthe -- Related -- Chairman of the Board, President and
and how that conclusion was reached.                             Chief Executive Officer

                                                                 For the remainder of the current directors, none of them or their associates have worked for the Company, are parties to material contracts with it or received remuneration from the Company other than directors' fees.

                                                                 Marc Rochefort             Unrelated
                                                                 David Van Valkenburg       Unrelated
                                                                 Peter Ciceri               Unrelated
                                                                 Robert C. Harris, Jr.      Unrelated
                                                                 Terrence P. McGarty        Unrelated

4.a Appoint a committee responsible for                          Yes.  The Corporate Governance and Nominating Committee is
appointment/assessment of directors.                             responsible for making recommendations to the Board as to
                                                                 potential nominees and assessing the performance and contribution of directors.

4.b Composed exclusively of non-management directors, the        Yes.  The Corporate Governance and Nominating Committee is
majority of whom are unrelated.                                  composed entirely of non-management directors, all of whom are unrelated.

5. Implement a process for assessing the effectiveness of        Yes.  The Corporate Governance and Nominating Committee is
the board, its committees and individual directors.              responsible for developing effective and accountable governance practices. It has established procedures for assessing board effectiveness and is responsible for organizing and effecting peer evaluations of ach director.

6. Provide orientation and education programs for new            Yes.  The Company considers its orientation and education program
directors.                                                       for new directors to be an important element in ensuring
                                                                 responsible corporate governance. In addition to extensive discussions with respect to the business and operations of the
                                                                 Company, new directors receive records of historical public information on the Company together with the mandates and prior minutes of applicable committees of the Board. In addition, board meetings are periodically held at various Company facilities and are usually combined with presentations by the Company's management to give the directors additional insight into MDSI's business.
                                                                 Director's are also encouraged to attend the Company's trade shows and annual user's conference.



                                                                 A-1



7. Consider the size of the Board, with a view to improving      Yes.  The mandate of the Corporate Governance and Nominating
effectiveness.                                                   Committee includes the proposal for nominations as directors of qualified candidates who provide a good balance in terms of their backgrounds and experience in different industries. In  2001, the size of the Board was reduced from nine members to six, an effective number according to the TSX Guidelines.

8. Review  compensation  of  directors in light of risks and     Yes.  The Compensation Committee periodically reviews and
responsibilities.                                                recommends to the Board the remuneration of directors. The
                                                                 Committee considers time commitment, contribution, and
                                                                 responsibilities in determining remuneration.

9.a   Committees    should    generally   be   composed   of     Yes.  MDSI's committees are composed entirely of non-management
non-management directors.                                        directors, all of whom are unrelated directors.

9.b Majority of committee members should be unrelated.           Yes.  Each Committee of the Board is compromised entirely of members who are unrelated.

10. Appoint a committee responsible for approach to              Yes.  The Corporate Governance and Nominating Committee's mandate
corporate governance issues.                                     includes responsibility for developing and monitoring the Company's approach to corporate governance issues.

11.a  Define  limits  to  management's  responsibilities  by     Yes.  The Board has responsibility for the overall guidance and
developing mandates for:                                         management of the Company.  Any responsibility which is not
(i) the Board.                                                   delegated to senior management or a board committee remains with the entire board.

(ii) the Chief Executive Officer.                                Yes.  The Chief Executive Officer's written objectives, which are reviewed by the Compensation Committee, constitute a mandate on a year-to-year basis. These objectives include the general mandate to maximize shareholder value.

11.b Board should approve the Chief Executive Officer's          Yes.  The Chief Executive Officer's objectives are consistent with
corporate objectives.                                            the Company's strategic plan and annual budget, which is approved by the Board annually and modified by the Board during the year as required.

12. Establish  structures and procedures to enable the Board     Yes.  Since the Chairman of the Board is the President and Chief
to function independently of management.                         Executive Officer, the Corporate Governance and Nominating
                                                                 Committee recently reviewed the necessity to appoint a Lead
                                                                 Director of the board. It concluded that since each Committee of the Board is comprised entirely of members who are unrelated, and given the ratio of unrelated directors to related directors, the size of the current board and each director's ability to have his concerns addressed, that the Company currently has sufficient safeguards in place to operate independently of management without the need to appoint a lead director at this time.

13.a Establish an Audit Committee with a specific mandate.       Yes.  The Audit Committee is mandated to monitor the audit of MDSI and the preparation of financial statements, to review and recommend to the Board of Directors all financial disclosure contained in prospectuses, annual reports, annual information forms, management proxy circulars, and other similar documents, and to meet with the outside auditors independently of management.
                                                                 The Audit Committee also reviews and approves the quarterly financial statements and related financial disclosure.

13.b All members should be non-management directors.             Yes.  The Audit Committee is comprised entirely of directors who are unrelated.

14. Implement a system to enable individual directors to         Yes.  Individual directors can engage outside advisers with the
engage outside advisers, at the corporation's expense.           prior authorization of the Corporate Governance and Nominating
                                                                 Committee.



                                                                 A-2

